Exhibit 10.29

PRELIMINARY AGREEMENT FOR THE SALE OF QUOTAS

JANUARY 2006

among

FOSTER WHEELER ITALIANA S.p.A.

as Buyer

and

FINELDO S.p.A.

MPE S.p.A.

as Sellers

Index

1	SUBJECT MATTER
2	PRICE
3	PRICE ADJUSTMENT
4	PARTIES’ OBLIGATIONS ON THE DATE OF THE CLOSING
5	SELLERS’ REPRESENTATIONS AND WARRANTIES
6	BUYER’S WARRANTIES AND REPRESENTATIONS – INDEMNIFICATION
7	SELLERS’ INDEMNIFICATION
8	GENERAL PROVISIONS AND CONFIDENTIALITY
9	APPLICABLE LAW AND DISPUTE RESOLUTION
10	TAXES
11	ANTITRUST

ANNEXES:

Annex “1”	Fineldo legal representative’s authority
Annex “2”	MPE legal representative’s authority
Annex “3”	Foster Wheeler Italiana legal representative’s authority
Annex “A”	Written consent to the trading by BPN Paribas
Annex “B”	MFP balance sheet
Annex 2.4	Budget of Vallesaccarda II
Annex 5.1I	Insurances

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The present preliminary agreement for the sale of Quotas (hereinafter the “Contract”), is signed in Milan on January 31st, 2006, among:

(1)	Fineldo S.p.A., with registered offices in Roma, via della Scrofa 64, Tax code and Register of Enterprises no. 01549810420, VAT number 06713031000, registered in the Register of Enterprises (CCIAA) of Rome under number 953264, fully paid-up Capital Stock equal to Euro 17.891.923,32, represented by Mr. Gian Oddone Merli, born in Cremona on June, 27th ,1955, duly empowered, in his quality of Managing Director.

(2)	MPE S.p.A., with registered offices in Milan, viale Certosa 247, Tax code and Register of Enterprises no. 12956120153, registered in the Register of Enterprises (CCIAA) of Milan under number 1599269, fully paid-up Capital Stock equal to Euro 10.000.000,00, represented by Mr. Carmine Biello, born in Napoli on October 22nd 1962, duly empowered, in his quality of Managing Director.

(3)	Foster Wheeler Italiana S.p.A., with registered offices at via S. Caboto 1, Corsico (Milan), Tax code and Register of Enterprises no. 00897360152, registered in the Register of Enterprises (CCIAA) of Milan under number 511367, fully paid up Capital Stock Euro 16.500.000,00 represented by Mr. Giovanni Franco Brustia, born in Novara on November, 5th , 1942, duly empowered, in his quality of Vice President (hereinafter referred to as “FWI”);

(Fineldo and MPE are hereinafter collectively referred to as “Sellers”; Sellers and Buyer are hereinafter collectively referred to as “Parties” and, individually, as the “Party”)

PREAMBLE

A)	MF Power S.r.l., with registered offices in Milan, Viale Certosa 247, Tax code and Register of Enterprises no. 03172730966, fully paid up Capital equal to Euro 750.000,00 (hereinafter “MF Power” or the “Company”) is a company operating in the field of engineering, construction and operation of plants for the generation of electric power. At the present time, the Company is involved in the engineering and construction of some wind farms in Campania (south Italy).

The Sellers own 382.500 MF Power quotas, corresponding to 51% of MFP capital stock. In particular:

(i) Fineldo owns 163.950 quotas, whose nominal value is equal to Euro 163.950,00, corresponding to 21,86% of MF Power capital (hereinafter referred to as “Fineldo Quota”);

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(ii) MPE owns 218.550 quotas, whose face nominal is equal to Euro 218.550,00, corresponding to 29,14% of MFP capital (hereinafter referred to as “MPE Quota”),

MPE Quota and Fineldo Quota, equal to 51% of MF Power capital, are hereinafter collectively referred to as “Quotas”.

FWI owns 367.500 quotas, whose nominal value is equal to Euro 367.500,00, corresponding to the remaining 49% of MF Power capital (hereinafter referred to as “Foster Wheeler Quota”). Therefore, being a quotaholder managing the Company together with the Sellers, Foster Wheeler has decided not to carry out due diligence operations on the Company.

B)	At the moment, MF Power is engaged with the following projects relevant to wind plants located in Campania:

(i) Vallesaccarda (hereinafter called the “Project Vallesaccarda I” and its enlargement, hereinafter referred to as “Project Vallesaccarda II or Enlargement”). Project Vallesaccarda I is relevant to10 wind turbines of 1,5 MW each, for a total power of 15 MW, located in Vallesaccarda, Avellino. Project Vallesaccarda II is relevant to 6 wind turbines of 1,5 MW each, for a total power of 9 MW, located in Vallesaccarda, Avellino.

(ii) Scampitella (hereinafter referred to as “Scampitella Project”). The Scampitella Project is relevant to 16 wind turbines, for a total power equal to 36 MW, located in Scampitella, Avellino (the Project Vallesaccarda I, the Project Vallesaccarda II and the Project Scampitella are hereinafter referred to as the “Projects”).

C)	On November 13th 2002, MF Power has submitted to the bank San Paolo IMI S.p.A., as agent bank of the Ministry of Industry, 2 (two) requests, aimed at obtaining grants related to assets, as foreseen by the law n. 488, dated October 22nd , 1992, (hereinafter referred to as the “Requests 488”). The first request is relevant to the Project Vallesaccarda I, and is aiming at obtaining a sum equal to Euro 9.360.000,00, the second is relevant to the Project Scampitella for a sum equal to Euro 12.986.000,00. By means of a decree dated June 23rd , 2003, the Ministry of Industry has decided to grant, with exclusive reference to Vallesaccarda I Project, a sum equal to Euro 6.667.856,00.

D)	In order to finance the whole realisation of the Projects, the Sellers and FWI have proceeded with MF Power capitalization (the exact entity of which is subject to variations depending on the development of the Projects), through different means, inclusive of a proposal of financing through Project Financing. The relevant contract has been signed with BNP Paribas on November 16th , 2005 (hereinafter referred to as “The Project Financing”).

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E)	The Buyer has obtained by BNP Paribas the consent to the present sale, as per notice dated December 14th 2005, hereto attached as Attachment “A”.

F)	With reference to the Project Vallesaccarda I, the “Conditions for the Project Vallesaccarda I” (see definitions), necessary for the start up of the Wind Park, have not occurred yet.

G)	With reference to the Project Vallesaccarda II, as of today the “Conditions for the Enlargement”, necessary for the start up of the relevant wind park (see definitions) have not been met yet. Moreover, with reference to the agreement signed on 5/6/01 between MF Power and the Municipality of Vallesaccarda and regarding, among other things, the possibility to install 6 new wind turbines, the Sellers are considering the option to install only 5 of them, as the actual possibility to install six wind turbines has turned out to be more onerous.

H)	With reference to the Project Scampitella, as of today MF Power has obtained only the certificate estimating the impact on the environment (Certificato di Valutazione Impatto Ambientale) and, therefore, the “Conditions for the Project Scampitella” (see definitions), necessary in order to open the Site, have not occurred yet.

I)	The Contract is based on mutual obligations contracted in good faith, as stated in artt. 1375 and 1175 of the Italian Civil Code. The Parties have decided to sign the present Contract on the essential and necessary assumption that all the permits, authorizations, licenses and prescriptions relevant to each Projects, which have not yet been obtained, will be obtained as soon as possible and in any case in a reasonable time period, having regard to the time period normally necessary to obtain similar permits, authorizations, licenses and prescriptions. Moreover, the Parties are stipulating the Contract on the essential and necessary assumption that the Parties will do their, so that the Conditions for the Projects Vallesaccarda I and II and of the Project Scampitella will take place as soon as possible, in accordance with the best practice and following the principles of economic convenience.

J)

The Parties acknowledge that, by means of a letter dated November 10th 2005, FWI exercised its pre-emption right on the basis of the following written notices: letters dated September 28th , October 13th and 20th undersigned by the Sellers and letters dated October 6th and October 19th undersigned by the Buyer.

Moreover, the Parties acknowledge that, following the above, the following further letters have been exchanged among them: letters dated 18.11.2005, 23.11.2005, 14.12.2005, 20.12.2005, 30.12.2005, 09.01.2006, undersigned by the Sellers, and letters dated 17.11.2005, 21.11.2005, 05.12.2005, 15.12.2005, 21.12.2005, 03.01.2006, undersigned by the Buyer.

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K)	The Sellers have prepared a pro forma document about MFP financial situation, in compliance with the applicable law provisions and with the Accounting Principles applied by MFP in the last two financial years. Said document is attached to the Contract as Annex B and will be hereinafter referred to as the “Financial Statement”.

NOW THEREFORE

on the basis of the above recitals, which, together with the Annexes, shall form an integral and substantive part of the present Contract, and on the basis of the mutual following agreements, statements, warranties and obligations, the Parties hereby agree and covenant as follows.

DEFINITIONS

In the Contract, the following terms and expressions shall have the meanings respectively set forth below:

Accounting Principles means the principles applied for the drafting of the last two balance-sheets of MF Power, in accordance with the principles and the rules stated by Italian laws for the drafting of limited companies’ balance-sheets and with the accounting principles acknowledged and applied by the National Association of accountants.

Auditor has the meaning specified under art. 3.3.

Buyer is Foster Wheeler Italiana S.p.A.

Balance Sheet is the financial statement of the Company as of December 31, 2004.

Closing is the execution of the notarial Deed of Transfer of the Quotas, as per art. 1.3.

Company means MF Power S.r.l.

Conditions for the Enlargement means the operation of the relevant plant, including the provisional acceptance of the plant itself, provided that no prohibition to use the whole energy produced is given out by the authority.

Conditions for Project Vallesaccarda I means the operation of the relevant plant, including the provisional acceptance of the plant itself, provided that no prohibition to use the whole energy produced is given out by the authority.

Conditions for the Project Scampitella is the opening of the relevant site, in the absence of public prohibitions to use the whole energy produced and

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provided that all necessary authorizations for the construction of the wind park have been obtained.

Conditions precedent has the meaning specified under art. 1.4.

Contract is the present contract and its annexes.

Deed of Transfer of the Quotas is the deed signed before the notary chosen by the Buyer, as set forth in art. 1.3.

Enlargement or Vallesaccarda II Project has the meaning set forth under recital lett. B).

Final Financial Situation means the financial situation of the Company as per art. 3.

Financial Situation means the pro forma financial situation of MF Power as defined under recital K

Fineldo Quota has the meaning specified under recital A (i).

First Instalment has the meaning specified under art. 2.5.

Lien is every claim, request, interest, put and call, pre-emption, veto or other third party right of any kind, as well as any charge, pledge, mortgage, warranty, legal action such as, by way of example and not as a limitation, seizures, legal custodies or detrimental registrations, lien, legal burden or similar restriction, of any kind whatsoever, and in favour of anyone.

Loss or Losses means any liability, contingent liability or loss, which is not pointed out in the Financial Statement or has occurred after the Financial Statement and before the Closing.

MF Power has the meaning specified under recital A).

MPE Quota has the meaning specified under recital A (ii).

Net Financial Situation means the difference between the current assets and the debts (as per art. 2424 of the Italian civil code) in the Final Financial Situation.

Net Sums has the meaning specified under art. 2.

Price has the meaning specified under art. 2.1.

Price Adjustment has the meaning set forth in art. 3.

Project Scampitella has the meaning specified under recital B (ii).

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Project Vallesaccarda I has the meaning specified under recital B (i).

Project Vallesaccarda II has the meaning specified under recital B (i).

Projects has the meaning specified under recital B (ii).

Project Financing has the meaning specified under recital D.

Quotas means n° 382.500 quotas, of a nominal value equal to Euro 382.500,00 corresponding to 51% of MF Power fully paid-up capital.

Requests 488 means the applications for grants specified under recital C), inclusive of any integrations and/or modifications to them, occurred before the Closing.

Second Instalment has the meaning specified under art. 2.5 (ii) (a) or (b).

Sellers means Fineldo and MPE together.

Third Instalment has the meaning specified under art. 2.5 (iii).

Working day/s is every calendar day during which the banking institutions are usually open to the public customer in Milan for the carrying out of their activities.

1.	SUBJECT MATTER

1.1	In accordance with the terms, conditions, warranties and representations set forth in the Contract, and upon the occurrence of the Conditions Precedent specified under the following art. 1.4, by undersigning the Contract the Sellers undertake to sell and transfer to the Buyer, who undertakes to buy, the Quotas on the date of the Closing.

1.2	The Sellers are the exclusive owner of the Quotas and are completely free to dispose of them. With the only exception of the pledge in favour of BNP Paribas as a consequence of the Project Financing mentioned under recital D), the Quotas will be transferred to the Buyer free from any Liens and with all the obligations, rights and benefits relevant to them, including the right to receive dividends (whether they are declared subject to distribution or not).

1.3	The Closing shall take place, within 30 (thirty) Working Days from the date in which the Conditions Precedent have occurred, before the public Notary chosen by the Buyer and indicated in a written notice to be sent to the Sellers at least 10 (ten) Working Days before the date of the Closing. Said written notice will be sent by registered mail – anticipated via fax –

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and will specify the date, the time and the place where the sale of the Quotas will take place through the signing of the notarial Deed of Transfer of the Quotas. The Parties expressly declare and warrant that the notarial Deed of Transfer of the Quotas will be underwritten only in order to formally execute the transfer of the Quotas and to implement the necessary securities and registrations foreseen by the applicable laws, and that the Deed of Transfer of the Quotas will not have any novating effect nor will change in any way the terms and conditions of the Contract, which will entirely rule any and all Parties’ rights and obligations arising out of the transfer of the Quotas.

1.4	The Parties mutually acknowledge that the transfer of the Quotas will take place only if the following conditions (hereinafter referred to as “Conditions Precedent”) will occur within June 30th , 2006:

(i) the authorization to the operations foreseen in the Contract, or similar statement issued by the Authority for Competition and Market according to the law on “ANTITRUST”, as foreseen in the following art. 1.1.

(ii) the occurrence of the Conditions for the Project Vallesaccarda I operation.

1.5	The Buyer will take possession of the Quotas from the date on which the Deed of Transfer of the Quotas has been undersigned before the Notary.

2.	PRICE

2.1	The Parties mutually acknowledge that Price (hereinafter the “Price”) has been agreed in line with the principles specified under art. 2.5 and will be divided as follows, save the adjustment of the First Instalment, if any, as per art. 3:

(i) 42,86% to Fineldo,
(ii) 57,14% to MPE.

2.2	The Price has been fixed and agreed among the Parties on the assumption that the Conditions for the Project Vallesaccarda I, Vallesaccarda II and Scampitella will occur. Therefore, the Parties will make their best efforts, in good faith and with the due level of diligence, so as to allow MF Power to implement all the activities necessary for the occurrence of the above-mentioned Conditions as soon as possible, on the basis of the best practice applied in the field of wind energy, following the principles of economical convenience and according to the activities already put in place in order to achieve of the Conditions for the Project Vallesaccarda I.The Parties acknowledge that the above provisions are an essential assumption for the Contract execution.

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2.3	The Parties agree that the Price and its payment are divided in three instalments, as better specified under art. 2.5. The Parties agree and mutually acknowledge that the occurrence of events of Force Majeure or of changes in law, if any, will in no case affect the Price.

2.4	The Price has been fixed by the Parties on the assumption that the costs to be borne after the Closing by the Company for the activities aimed at achieving the Conditions for the Project Vallesaccarda II, if exceeding the budget already approved by the Parties and hereto attached, will have to be previously agreed by the Parties on the basis of the principles set out under art. 2.2. In case of disagreement on their amount, the above-mentioned costs will be borne by the Buyer.

2.5	The Price, to be calculated on the basis of the following principles, will be paid by the Buyer to the Sellers at the occurrence of the following events and according to the schedule and the terms hereinafter specified:

(i) the “First Instalment”, equal to Euro 10.710.000,00 will be paid by the Buyer to the Sellers on the date of the Closing, by means of a bank transfer on the bank account specified by written notice by the Sellers to the Buyer, at least 3 (three) Working Days before the date of the Closing.

It is understood that the First Instalment has been estimated on the assumption that the Financial Position of the Company on the date of the Closing will be equal to zero and will be therefore subject to adjustment on the basis of the Final Financial Position, according to the provisions of the following art. 3.

(ii) The “Second Instalment” will depend on which event, out of the following two, will occur:

a.	Euro 5.610.000,00 in case n. 6 (six) wind turbines will be installed. It is expressly agreed that from the above sum will be deducted, pro quota, all the direct and necessary costs incurred by the Company after the Closing for the carrying out of the Project Vallesaccarda II, being understood what set forth under art. 2.4. It is agreed that, as a coverage for the financial burdens accounted by the Company during the Construction and after the Closing, , a monthly lump sum equal to Euro 10.000,00 will be deducted from the Second Instalment, independently from the actual amount of said financial burdens

b.	Euro 4.675.000,00 in case only 5 (five) wind turbines will be installed. It is expressly agreed that from the above sum will be deducted, pro quota, all the direct and necessary costs incurred by the Company after the Closing for the carrying out of the Project Vallesaccarda II, being understood what set forth under art. 2.4. It is agreed that, as a coverage for the financial burdens accounted by the

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Company during the Construction and after the Closing, a monthly lump sum equal to Euro 10.000,00 will be deducted from the Second Instalment, independently from the actual amount of said financial burdens,

The Second Instalment, to be calculated as above, will be paid by the Buyer to the Sellers within 10 (ten) Working Days from the occurrence of the Conditions for the Enlargement.

(iii)	The “Third Instalment” has been fixed by the Parties in Euro 3.359.880,00. It is expressly agreed that all costs accounted by the Company for the Scampitella Project until the date of the Closing will have to be added pro quota to the above-mentioned amount.

Moreover, it is agreed that, should the total cost for the development of the Scampitella Project exceed the sum of Euro 1.000.000,00 (one million), the approval by the Parties will have to be given for each single cost item exceeding Euro 10.000,00. It is further agreed that, in case of disagreement among the Parties with respect to the above-mentioned costs, said costs will be borne by the Sellers.

The Parties mutually acknowledge and agree that should, from an economical point of view, the decrease of the effective power of Scampitella Project of the wind park with result more convenient respect to the power authorized by the public authority , the Third Instalment will be reduced of Euro 183.000,00 for each missing MW with respect to the 36 MW initially foreseen.

The Third Instalment, to be calculated as above, will be paid by the Buyer to the Sellers within 10 (ten) Working Days from the occurrence of the Conditions for the Project Scampitella. The Parties undertake to immediately the occurrence of the conditions relevant the Second and Third Instalment. The Parties irrevocably undertake to make their best efforts to allow the occurrence of the conditions relevant to the Second and Third Instalment.

In case within December 31st 2008 the Conditions for the Enlargement and/or the Conditions for the Project Scampitella have not occurred, nor can be reasonably expected to occur in the next future, the Parties will meet to discuss in good faith the opportunity to pursue with said projects and to agree on the relevant changes to the Contract, on the basis of a fair evaluation of the respective.

In case the Parties will not reach an agreement within 3 (three) months, the Parties agree that the Contract will be considered as automatically terminated with respect to the future obligations and rights, but will remain fully valid and effective with respect to all rights and obligations already in force on the date of the termination.

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The Parties agree that, should the Company receive a financial grant as a consequence of the Requests 488, as indicated under recital C) of the Contract, the Buyer will pay to the Sellers, in addition to the Price, additional sums pro quota with respect to the sums actually received by the Company as financial grants (it is understood that the payment by the Company of said additional sums will release the Company from its payment obligations in the same way as the payment of the Price). The payment of said additional sums will be effected within 30 (thirty) Working Days from the date on which the grant will be actually received, from time to time, by the Company, once the Company has deducted all the taxes, duties, fiscal fees and/or whatever withholding to be paid by the Company itself (said sums will be hereinafter referred to as “Net Sums”). The Buyer undertakes to immediately notify to the Sellers the (positive or negative) decision of the Authority with respect to the grants asked by means of the Requests 488, and to give back to the Sellers copy of the certificate stating the above decision and/or of whichever document, issued by the Authority, relevant to the grant and having a negative impact on the actual payment in favour of the Sellers of the sums foreseen by the present provision.

2.6	Moreover, in case within December 31st, 2008 the Conditions for the Project Scampitella have not occurred, nor can be reasonably expected that they will occur in the next future, and the Parties have mutually agreed, according to art. 2.5, not to proceed with the realization of said Project, the Sellers will be obliged to pay back to the Buyer, within 10 (ten) Working Days from receipt of the relevant written notice and in the form therein specified, a sum equal to Euro 1.000.000,00 (one million/00) as final settlement of the Price.

3.	PRICE ADJUSTMENT

The Parties agree that the First Instalment will be subject to adjustment (i.e. increase or decrease, hereinafter referred to as the “Price Adjustment”) on the basis of the difference between the Company Net Financial Position on the date of the Closing, so as resulting from the Final Financial Position, and a Company Net Financial Position equal to zero, used by the Parties as a reference for the calculation of the Price, so as specified under art. 2.5 (i). It is further agreed that, in determining the Net Financial Position on the date of the Closing, the following items of the current assets will not be taken into account:

	–	credits arising out of the law 488 still to be paid to the Company (if and to the extent the adjustment of the price as per art. 2.5 last sentence of the Contract is applicable).

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3.1	The Sellers can dispute each part of the Final Financial Situation through a registered letter, to be sent to the Buyer within 15 (fifteen) Working Days from the date on which the Sellers have received the Final Financial Situation, specifying each single contested item to be discussed and the disputed amount.

3.2	In case of dispute as per art. 3.1 the Buyer and the Sellers will try to amicably settle their disagreement and each kind of solution they will agree upon will be considered final and binding for the Parties.

3.3	Should the Parties not reach an agreement within 7 (seven) Working Days from the date of receipt of the letter mentioned in art. 3.1, the Buyer and the Sellers will submit the unsolved disputes to the attention of an auditor (hereinafter the “Auditor”), who will be chosen by Parties’ mutual agreement or, in case of disagreement, by the chief judge of Milan Court, upon request of the most diligent Party.

3.4	The Auditor will settle the above-mentioned disputes on the basis of the Accounting Principles applied by the Company in the previous balance sheets and in accordance with the applicable laws.

3.5	The Auditor will act as “arbitratore” as per art. 1349, first para., of the Italian civil code. Therefore, he will take a decision within 30 (thirty) Working Days from the date on which he was appointed and his decision will be final and binding for the Parties, except for the case of gross negligence and wilful misconduct.

3.6	In case the Sellers owes any sum to the Buyer, or vice versa, as Price Adjustment as per the present article, said sum will have to be paid within 10 (ten) Days from the date on which the Parties have reached an agreement of from the date on which the Auditor has notified his decision. Once the above-mentioned ten days have expired, interests will accrue on the delayed payment, to the tune of 3% above the legal rate.

3.7	The burdens and the costs associated with Auditor’ activities of the and their sharing among the Parties will be decided by the Auditor, in accordance with the results of his decision.

4.	PARTIES’ OBLIGATIONS ON THE DATE OF THE CLOSING

4.1	On the date of the Closing:

(i)	the Sellers jointly and severally, also as per art. 1381 of the Italian civil code, undertake to:
	a.	hand over to the Buyer the resignation letters of the company directors and of the internal auditors of MF Power chosen by the Sellers. Said resignation letters will be effective as of the date of the Closing, and

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each of them will specify that the resigning director/auditor has no credit towards MF Power with respect to his activity as director/auditor, except for the sums, if any, due to them on the basis of the agreed compensations.

	b.	call a meeting of the Company, in order to accept the above-mentioned resignations and to state the fullest disclaimer of liability in favour of the resignating directors, and at the same time appoint the new directors and internal auditors of MF Power;

	c.	allow the person appointed by the Company as Company director (hereinafter the “Director”), in accordance with the provisions of the following paragraph (ii) c of the present article, to accept the appointment and get him to irrevocably resign at Buyer’s simple request and, in any case, within 5 (five) Working Days from the day in which the Third Instalment has been paid;

(ii)	The Buyer undertakes to:
	a.	Pay to the Sellers the First Instalment;

	b.	Allow MF Power to carry out any further activity reasonably necessary or useful in order to obtain the grants requested by means of the Requests 488;

	c.	Appoint a Director chosen by the Sellers, who will act in accordance with Buyer’s instructions and will be held harmless from any and all adversely affecting consequence arising to the Company as a consequence of his acting in accordance with Buyer’s instructions.

4.2	The Parties expressly agree and acknowledge that the various obligations specified above are part of a sole and indivisible obligation. The Parties also acknowledge that all the actions and operations specified under art. 4.1 will be considered as a single operation: in this way, no action or operation will be considered as completed until all the other actions and operations have been carried out in accordance with the Contract. The Parties acknowledge that the present clause is an essential provision of the Contract.

5.	SELLER’S REPRESENTATIONS AND WARRANTIES

The Sellers hereby represent and warrant to the Buyer that all information and data contained in the representation and warranties of the present art. 5 are true and correct, and that the Sellers have not been silent about any relevant information concerning the Projects. The representations and warranties foreseen by the present art. 5 are and will be true, accurate and complete on the date of the Contract and on the date of the Closing, with the exception of every circumstance or situation, if any, occurring or coming to Vendor’s knowledge after the date of the Contract which could cause differences or non-fulfilments on the representation and warranties specified in the present art. 5. It is understood that the Sellers hereby undertake to

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promptly notify, and in any case within and not later than the date of the Closing, every change, if any, in their representation and warranties.

In particular, the Sellers represent and warrant:

(A)	INCORPORATION AND CAPACITY OF THE SELLERS

	(i)	Seller’s companies are duly organized, validly existing and registered in the Register of Enterprises of Milan and Rome. They have never been submitted to dissolution, liquidation or bankruptcy, they are not insolvent or unable to pay their debts and no situation is currently envisaged, which could lead to any of the above insolvency proceedings.

	(ii)	The Sellers have the full legal power and authority necessary to execute the present Contract and fulfill the obligations stated therein; said obligations do not conflict with any corporate by-laws or any legal or judicial provision, as well as with any agreement, contract or undertaking relevant to the regular continuation of Sellers’ activities.

	(iii)	The Sellers have obtained all necessary authorizations for the execution and fulfilment of the present Contract.

	(iv)	With respect to the present Contract no further authorization is required, other than the one foreseen in art. 11.

(B)	QUOTAS CAPITAL

The quotas capital of MF Power amounts to Euro 750.000,00, is fully subscribed and paid-up and has been duly issued. The Quota are not subject to any put and call, nor to any other right of any kind whatsoever allowing third parties to subscribe or buy Vendor’s quotas, nor to any other third party right. The Sellers are the exclusive owners of the Quotas, which are free from any claim, request, interest, put and call, veto or other third party right of any kind, as well as from any pledge, mortgage, seizure, priority, lien, legal burden or similar restriction of any kind whatsoever, including the right to receive the dividends, with the only exception of the pledge in favour of BNP Paribas, as per art. 1.2.

(C)	ENTITY OF THE QUOTAS

	(i)	The Quotas represent 51% of the subscribed and paid-up corporate capital of the Company and their nominal value is equal to 1 Euro for each single Quota.

	(ii)	No agreement relevant to the Company and or to the transfer of the Quotas, which binds or could bind the Buyer or in any way prevent or could prevent the fulfilment of the Contract, is in force among the Sellers and third parties.

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(D)	CORPORATE AND ACCOUNTING ASPECTS

	(i)	The Company does not possess, directly or indirectly, shares, securities or any participation in any other company or entity.

	(ii)	All account books as well as any accounting records required by the applicable law are kept in accordance with the relevant law provisions. All the above-mentioned books and records are in Company’s possession and under its control, are accurate and have at the date hereof been fully, properly and accurately kept in all material respects.

	(iii)	The Company has duly registered its account books in the Register of Enterprises, after their regular and duly approval by the Company’ General Meeting.

(E)	FINANCIAL SITUATION

	(i)	The Financial Statement is attached to the present Contract as Annex B.

	(ii)	The Financial Statement of the Company, which has been prepared in compliance with the applicable provisions of law and with the Accounting Principles, clearly and accurately reflects, providing a faithful picture thereof, the economic and financial situation of the Company. The Company has no actual or potential contingencies or contingent liability towards third Parties, nor debts, properties, guarantees or similar, which are not reflected in the Financial Situation, according with Accounting Principles.

	(iii)	Up to the date of the Financial Statement, the Company has not incurred in any kind of liability other than the ones arising out of the carrying out of Company’s normal activities.

(F)	CONTRACTS

	(i)	The Sellers declare that none of their employees and/or consultant have entered into any contractual obligation or have otherwise taken on any liability, in the name and on behalf of Company, which is in breach of Company’s management procedures agreed and applied by the Parties.

	(ii)	All Vendor’s contractual obligations towards MF Power have been or will be fulfilled on time by the Sellers.

	(iii)	There are no actions, suits, or other proceedings of whatsoever nature, pending or threatened against the Company with respect to requests of compensation for damages or any other payment obligation, with the only exception of the ones communicated to the Buyer in accordance with Company’s management procedures agreed and applied by the Parties.

	(iv)	The Company has no employees

	(v)	All the contracts, agreements and other commitments executed by the Company are valid and binding, the Company and the other Parties to

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said contracts have fulfilled all their obligations arising therefrom until today, neither the Company nor any of the Parties is in breach or in delay with respect to any of the terms of the above-mentioned contracts and there is no situation or particular circumstance that could lead to suppose the breach of one of said contracts.

	(vi)	The Sellers represent that the Company has no contract in force with any of the companies of the Merloni group, with the only exception of the service contract with MPE dated June 17th 2005.

	(vii)	The Sellers represent that the Company has no credit towards the Sellers and that, in particular, the loan granted to Fineldo has been totally reimbursed.

(G)	PENDING LITIGATIONS

	(i)	With the exception of the claim relevant the injunction for the payment of sums, which is pending before the Court of Potenza (decision n. 647/04 dated 16.09.2004, notified on 27.09.2004 –r.g. 1789/04), no actions, suits, administrative, arbitration or other proceedings of any kind, judicial or extrajudicial, is pending or has been threatened against the Company.

	(ii)	The Company is not a party in any pending proceedings against any actual or former Director of the Company concerning any action or omission for which the Company or said Director could be liable.

(H)	TAXES AND DUTIES

	(i)	The Company has regularly filed on time all tax returns and accounting documents required by the applicable law, and has duly paid all relevant burdens. The originals or the copies of the whole tax documentation are at Company’s disposal.

	(ii)	The Company has regularly paid on time all due taxes, within the terms imposed by the law or, as the case may be, has obtained the postponement of the payment, as well as has regularly paid on time any other taxes and contribution and any other kind of national, regional and local taxes.

	(iii)	The Company has regularly made every withholding relevant to the payments effected and has regularly paid all the sums withheld by the Tax Authority.

	(iv)	The Company has no fiscal obligations, other than the ones specified in the financial statement and in the tax returns filed by the Company until today.

	(v)	The execution of the Contract will not cause any negative change in the fiscal situation, in the fiscal benefits and, in general, in the fiscal credits, rights and obligations of the Company.

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	(vi)	The Company is not subject, at the moment, to any fiscal inspection, nor has it been notified that an inspection proceedings is going to start.

	(vii)	In accordance with Accounting Principles, the Company has set aside all necessary and fully sufficient funds, in order to cover the payment of any taxes relevant to all kind of operations, including those for which the term of payment has not yet matured and those whose payment has been postponed.

	(viii)	All Company’s debts and obligations at the date of the Balance-sheet, with respect to taxes or towards fiscal Authorities, for which the Company is principal or residual debtor, are duly evidenced and covered by specific Provision of the Balance-sheet.

(I)	INSURANCES

	(i)	Company’s insurance policies in force are the one listed in Annex 5.1 (I).

	(ii)	No claim for damages compensation with respect to Company’s insurance policies are pending, with the exception of the pending accidents no 012046425 and 01204628, CAR policy 248752351.

(J)	FIXED ASSETS

	(i)	The Company owns and is in possession of all the fixed assets listed in the Balance-sheets. Each and every sum due for any cause whatsoever to the owners of the real estates rented by the Company until the date of the Closing has been and will be duly paid.

	(ii)	The costs, burdens and expenses of any kind, including those relevant to possible consultancies rendered before the Closing (or thereafter, if relevant to notices received before the Closing) by third parties to the Company’s benefit, in order to conform the assets rented by the Company to the legal provisions about safety, will be exclusively borne by the Sellers, who undertake to let the above operations be carried out within the necessary technical time. The Sellers will pay directly or will reimburse the costs to the Company, at Company’s first request, in case the Company has paid some sums in advance to let the above activities be carried out.

(K)	COMPLIANCE WITH LAW

	(i)	The Company has not received any written notice, request or claim by the competent authorities, that could have an impact on the carrying out of its activities, or reduce its profitability, or limit or prevent Company’s full availability and right of use with respect to its properties.

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(L)	CURRENT ACTIVITIES

	(i)	On the date of the Financial Situation, and save for what stated in the Contract and fin its Annexes and until the date of the Closing, all Company’s activities have been and will be carried out in the ordinary way and following the same principles as the ones used in the past, and no facts or events have occurred, that could have a negative impact on Company’s financial situation or on its activities.

(M)	LICENSES

	(i)	As of today, the Company has not received any notification concerning the breach of any licence necessary for the development of its business.

(N)	ENVIRONMENT

	(i)	As of today, the Company has never been sanctioned for breaches of environmental laws.

(O)	ABSENCE OF CONTRAINTS, THIRD PARTIES’ CONSENTS AND AUTHORIZATIONS

	(i)	The execution of the Contract and of its relevant documents, their fulfilment and the performance of the obligations therein set forth by the Sellers do not represent a breach of Seller’s corporate by-laws, or of Seller’s contractual obligations of any kind, or of any decision or judgment, taken by a judge or by an arbitrator, towards the Sellers, or the breach of any laws of any kind. At the present date, there is no pending judicial proceedings or arbitration that could have an impact on the validity, enforceability and execution of the Contract.

	(ii)	With the exception of what is stated by art. 8 of Company’s corporate by-laws, at the present date there is no valid and binding right of any kind, such as, by way of example, any put and call or pre-emption right, which give or could give to third parties the right to buy or be invited to buy, in whole or in part, the Quotas.

	(iii)	With the exception of the authorization to be given by the Antitrust authority, as explained in art. 11, and of the Authorization specified under Annex A, the execution of the Contract and of the relevant documents, their fulfilment and the performance by the Sellers of the obligations set forth therein (i) do not need to be approved or in any way authorized, through any kind of permit or license, by the public authorities or by any private entity; (ii) do not give to any third party the right to terminate any contract in force with the Company; (iii) do not involve the loss, ineffectiveness or withdrawal of any license, authorization or public permit already given to the Company; (iv) are not in breach of any agreement to which the Company is part, nor with

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any judicial decision or arbitration award, order or measure addressed to the Company.

	(iv)	At the present date, there is no agreement of any kind which could give to any third party the right to claim for damages compensation as a result of the transfer of the Quotas as per the present Contract.

6.	BUYER’S WARRANTIES AND REPRESENTATIONS – INDEMNIFICATION

6.1	The Buyer represents and warrants that:

	(i)	Its company is duly organized, validly existing and in bonis as per Italian law and has the authority and the capacity necessary in order to execute the Contract and fulfill the obligations stated therein.

	(ii)	The execution of the Contract and the fulfilment and performance of the obligations therein set forth do not represent a breach of Seller’s corporate by-laws, or of Seller’s contractual obligations of any kind, or of any decision or judgment, taken by a judge or by an arbitrator, towards the Sellers, or a breach of any applicable laws or regulation of any kind, or of any provision of Buyer’s corporate by-laws, or a breach of any agreement or contract to which the Buyer is part.

	(iii)	It has taken all necessary action in order to empower the persons signing the contract to undersign, carry out and fulfill all Buyer’s obligations arising out of the present Contract and to let the Contract be binding and in force.

	(iv)	Except for the provisions of artt. 1.4 and 11, the execution of the Contract, and its fulfillment by the Buyer, do not need any notice to or approval or authorization by any public or governmental, national or international authority.

	(v)	It has any necessary resource, including financial resources, in order to fulfill all its obligations arising out of the present Contract.

	(vi)	It has not executed any contract or agreement of any kind with third parties, which could give to anyone the right to claim, towards the Buyer or the Sellers, the payment of a fee for services rendered as broker, consultant or agent with regard to the transactions foreseen by the present Contract.

6.2	By executing this Contract the Buyer undertakes to indemnify and hold the Sellers harmless with respect to any loss arising out of any misrepresentation in, or breach of, any of the warranties or representations specified in the present article. Any claim relevant to the above will be notified by the Sellers within December 31st, 2008. Buyer’s obligations to indemnify the Sellers hereunder shall be limited to claims notified by the Sellers within said time period, being however understood

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that any claim or request notified within said time period will remain valid till the final decision of the merit of the same.

6.3	The representations and warranties specified under the present article 6 are true, accurate and complete as of the date of Contract execution.

7.	SELLERS’ INDEMNIFICATION

7.1	The Sellers undertake to indemnify and hold the Buyer – or, at Buyer’s request, the Company – harmless from any Loss, damage, liability and expense (including attorneys’ fees) or any other financial consequence of any kind whatsoever which may be directly or indirectly incurred or suffered by the Buyer or by the Company as a result of:

	a.	Seller’s breach of Contract;

	b.	any misrepresentation in, or breach of, any of the warranties or representations set forth in article 5 or in the Annexes;

	c.	any claim based on Company’s liabilities or obligations not included in the Financial Situation;

	d.	any third party’s claim against the Company arising out of facts, acts or omissions occurred before the date of the Closing, which have not been disclosed;

	e.	Company’s actual or possible liabilities already existing at the date of the Closing and not disclosed.

It is understood that the above indemnification right shall not apply to liabilities arising out of contracts or other written undertakings undersigned by Buyer’s representatives.

7.2	Buyer’s claims with respect to indemnification as per the present art. 7 will be notified in writing to the Sellers within 15 (fifteen) Working Days of Buyer’s becoming aware of the event upon which the claim is based. Said written notice will have to be accompanied by every possible evidence and document supporting the claim.

7.3	The Sellers will have 15 (fifteen) Working Days to dispute in writing Buyer’s notification as per art. 7.2. It is understood that, in case said time limit is not respected, the Sellers will be obliged to effect the payment requested by the Buyer, as well as the payment of the relevant accrued interests, within 15 Working Days from the expiry of the time limit fixed for the notification of the dispute.

7.4	In case of timely notification of the dispute relevant to the request for indemnification, should the Parties fail to reach an agreement within the following 30 (thirty) Working Days, the Buyer will have the right to start an arbitration proceeding as per art. 9.

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7.5	In case of any request of indemnification arising out of a suit or an exception introduced by third parties (including, without limitation, any public or fiscal authority) against the Buyer and/or the Company, the Buyer and the Sellers will manage the litigation together and will jointly appoint reliable consultants and lawyers. With respect to the signature of possible agreements for the settlement of the dispute and to decisions involving Sellers’ acknowledgment and taking on, in whole or in part, of the obligations object of the litigation, should the Sellers and the Buyer fail to reach an agreement within a reasonable time-period, the Sellers will have the right to take the final decision, in any case (and unless the Sellers declares they are willing to take on, in whole or in part, the disputed obligations) taking into account the position of the Buyer and of its consultant and lawyers. For the settlement of disputes the Sellers will have the right to avail themselves, at their own cost, of new laws and/or fiscal amnesty.

7.6	It is understood that the right to obtain damage compensation as per the present art. 7 is the exclusive remedy relevant to the Sellers breach of the representations and warranties given in the present Contract and is in lieu of any other right, suit, remedy, claim or protective measure, including the right to terminate the Contract.

7.7	Seller’s liability as per the present art. 7 will never exceed an amount equal to 50% of the portion of the Price actually paid by the Buyer on the date on which the request for indemnification has been notified.

7.8	Sellers shall be under the obligation to indemnify the Buyer for liabilities under this indemnification clause only (i) provided that such liabilities exceed Euro 100.000,00 and (ii) exclusively for any amount in excess of such threshold.

7.9	The Sellers shall not have the obligation to indemnify the Buyer for single indemnification request not exceeding Euro 1.000,00. = (onethousand).

7.10	With respect to the obligation to indemnify the Buyer for liabilities under this indemnification clause, the Sellers will be jointly and severally liable towards the Buyer.

7.11	Any claim relevant to the above shall be notified by the Buyer within December 31st, 2008. Buyer’s obligations to indemnify the Buyer hereunder shall be limited to claims notified by the Buyer within said time period, being however understood that any claim or request notified within said time period will remain valid till the final decision on the merito of the same

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8.	GENERAL PROVISIONS AND CONFIDENTIALITY

8.1	The original documentation relevant to MF Power which is in Sellers’ possession will be put at Buyer’s disposal, in his offices, as from the 10th Working Day after the Contract execution. The Buyer undertakes to collect the documentation within the following 15 Working Days, upon signature of the relevant receipt and anticipating via fax at least 24 hours in advance to the Sellers his will to collect the documentation.

8.2	The Contract, together with its Annexes, which form an integral part thereof, represents the entire understanding and agreement of the Parties and supersedes all prior communications, agreements and understandings among the Parties, whether oral or written, relating to the subject matter hereof. Any modification to the contract or any other further obligation taken by one of the Parties with respect to the subject matter hereof will be binding only if confirmed in writing and undersigned by duly authorized Parties’ representatives.

8.3	Unless otherwise expressly provided for in the present Contract, any failing by either Party to exercise its rights under the Contract shall not be interpreted as waiver of said rights or of any other right arising out of the Contract.

8.4	Should any provision of the Contract be partially or fully null or void, all other contractual provisions will remain valid and in force. In such a case, the Parties will be obliged to agree in good faith on the replacement of the provisions affected through new clauses substantially having the same effect, having regard to the subject matter and to the purpose of the Contract, unless the affected clause is not automatically replaced by a mandatory law provision, as per art. 1419 of the Italian civil code.

8.5	Each Party will bear all the expenses and costs relevant to the activities of their own legal, accounting and financial consultant, as well as for the activities of any other kind of consultant, necessary for the drafting and negotiation of the Contract and of the agreements which will be signed as a consequence of the Contract. None of said costs and expenses will be charged to MF Power.

8.6	The Parties will have to keep, and cause their officers, employees, consultants, and representatives to keep, the strictest confidentiality on the present Contract.
As for the Projects, the above confidentiality obligation will be binding for the Parties until the Closing, being understood Sellers’ obligation not to disclose any information relevant the Projects.

8.7	Any communication which has to be sent with respect to the Contract shall be made in writing, sent by registered mail, by courier or by telefax (confirmed by registered mail) and addressed as follows:

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	(i)	if the addressee is Fineldo:

Fineldo S.p.A. Via della Scrofa, 64 00186 Roma Attn. Dott. Andrea Uncini Fax n. 06-6839.6349

	(ii)	if the addressee is MPE:

MPE S.p.A Viale Certosa 247 20151 Milano Attn. Ing. Carmine Biello Fax: 02-3070.2571

	(iii)	if the addressee is the Buyer:

FOSTER WHEELER ITALIANA S.p.A. Via S. Caboto 1 20094 Corsico (Milano) Attn. Ing. Umberto della Sala Fax: 02-4486.3043

8.8	All communications will be considered effectively and validly served upon their receipt at the addressee’s address.

8.9	The headings of the individual articles of the Contract have been adopted solely for the purpose of clarity and, therefore, have not to be considered as integral part of the Contract and no account shall be taken of them in the interpretation thereof.

8.10	The Parties will sign three copies of the present Contract, each of them will be considered as original copy, being however the three copies together a sole document.

9.	APPLICABLE LAW AND DISPUTE RESOLUTION

9.1	The Contract and the documents signed in compliance with its provisions shall be construed, executed and interpreted in accordance with Italian law.

9.2	All disputes among the Parties arising out of the interpretation or execution of the Contract and/or of the agreements therewith connected,

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will be finally solved by three arbitrators in accordance with the Rules of the National and International Arbitration Chamber of Milan, that the Parties hereby declare to know and accept in their entirety. For the purpose of the arbitration proceedings, the Sellers will be considered as a sole and single party. Each Party will have the right to appoint one of the three arbitrators, while the third arbitrator, who will act as President of the Arbitral Tribunal, will be appointed, by mutual agreement, by the two arbitrators appointed by the Parties. Failing such agreement, the third arbitrator will be appointed by the President of Milan Court, upon request of the most diligent party. The arbitrators will apply Italian laws. The arbitration shall take place in Milan. The arbitration costs shall be charged as decided by the Arbitral Tribunal.

10.	TAXES

Any registration tax, stamp duty and notary’s fees relevant to the Purchase and Sale Contract of the Quotas will be equally divided among the Parties. Any registration tax and stamp duty becoming due in case of use will be borne by the using Party. The taxes on the Quotas transfer of ownership will be paid by each Party as foreseen by the law.

11.	ANTITRUST

11.1	The Parties, if so required by the applicable law provisions, will notify, within 7 Working Days from Contract execution, the Quotas transfer of ownership to any competent national or supranational antitrust authority. For this purpose, the Sellers undertake to promptly provide the Buyer and the competent authorities with all necessary information and data (relevant to the Company and in any case under Sellers’ responsibility), which will be true, exact and complete.

11.2	Parties’ obligation to Quotas transfer the ownership shall be subject to the occurrence of one of the following alternative conditions precedents:

	a.	the time foreseen by the applicable law has expired and the competent authority has not informed the Parties of the beginning of the preliminary investigation foreseen by the law; or

	b.	the competent authority has informed the Parties that it does not intend to proceed with said preliminary investigation.

11.3	Each Party undertakes to immediately notify to the other Parties every communication received by the competent authorities and to cooperate in order to hand over to said authorities all documentation required.

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11.4	Should, notwithstanding the Parties effort, the conditions precedent specified under art. 11.2 have not occurred within 30 Working Days from the date of the notification foreseen in art. 11.1:

	a.	the Parties will meet and do their best to overcome any obstacle to the occurrence of the conditions;

	b.	in particular, if the competent authority requires the Parties to modify any term or condition of the Contract, the Parties undertake to negotiate in good faith and agree on the required modifications, unless they do not involve a substantial modification of the provisions of the present Contract or a significant cost increase, or significant new risks on one of the Parties or on the Company.

11.5	In case the condition precedent foreseen in the present art. 11 has not occurred within June 30th, 2006, or the competent authority has declared it will authorize the Quotas transfer subject to conditions which are too onerous for the Buyer, the Contract shall be automatically considered as having no more effects, the Parties will be free from any obligations still in force arising therefrom and neither Party will have the right to claim any right towards the other Parties for any reason whatsoever.

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Milan, January 31, 2006

FINELDO S.p.A

/s/ Gian Oddone Merli

MPE S.p.A

/s/ Carmine Biello

FOSTER WHEELER ITALIANA S.p.A

/s/ Giovanni Franco Brustia

Exhibit 10.29

CONTRATTO PRELIMINARE

di compravendita quote

GENNAIO 2006

tra

FOSTER WHEELER ITALIANA S.p.A.

in qualità di Acquirente

e

FINELDO S.p.A.

MPE S.p.A.

in qualità di Venditori

2.

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3.

ALLEGATI:

Allegato “1”	Poteri del rappresentante di Fineldo
Allegato “2”	Poteri del rappresentante di MPE
Allegato “3”	Poteri del rappresentante di Foster Wheeler Italiana
Allegato “A”	Comunicazione di consenso all’operazione da parte di BNP Paribas
Allegato “B”	Situazione Patrimoniale di MF Power
Allegato 2.4	Budget Costi Vallesaccarda II
Allegato 5.1 I	Assicurazioni

Il presente contratto preliminare di compravendita di quote (di seguito il “Contratto”) è stipulato a Milano il 31 gennaio 2006 tra:

(1)	Fineldo S.p.A., con sede legale in Roma, Via della Scrofa 64, numero di iscrizione al Registro delle Imprese di Roma e codice fiscale 01549810420, partita IVA 06713031000, numero di iscrizione al R.E.A. di Roma 953264, capitale sociale pari a Euro 17.891.923,32 (diciassettemilioniottocentonovantunomilanovecentoventitre/32) Interamente versato, rappresentata dal Dott. Gian Oddone Merli, nato a Cremona, il 27.06.1955, in qualità di Amministratore Delegato, munito degli occorrenti poteri (di seguito “Fineldo”);

(2)	MPE S.p.A., con sede legale in Milano, Viale Certosa 247, numero di iscrizione al Registro delle Imprese di Milano, codice fiscale e partita IVA 12956120153, numero di iscrizione al R.E.A. di Milano 1599269, capitale sociale pari a Euro 10.000.000,00 (diecimilioni/00) interamente versato, rappresentata dall’Ing. Carmine Biello, nato a Napoli il 22 ottobre 1962 in qualità di Amministratore Delegato, munito degli occorrenti poteri (di seguito “MPE”);

(3)	Foster Wheeler Italiana S.p.A. con sede legale in Corsico, Milano Via S. Caboto 1, numero di iscrizione al Registro Imprese di Milano, Codice fiscale e Partita IVA 00897360152, numero di iscrizione al R.E.A di Milano 511367, capitale sociale pari a Euro 16.500.000,00 (sedicimilionicinquecentomila/00) interamente versato, rappresentata dall’Ing. Giovanni Franco Brustia, nato a Casaleggio Novara (Novara) il 5.11.1942, in qualità di Vice-Presidente, munito degli occorrenti poteri (di seguito “FWI” o, anche, l’“Acquirente”);

(Fineldo, MPE sono congiuntamente di seguito indicati come i “Venditori”. I Venditori e l’Acquirente sono congiuntamente di seguito indicati come le “Parti” e ciascuno di essi, individualmente, la “Parte”).

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4.

PREMESSE

A)	MF Power S.r.l., con sede in Milano, Viale Certosa 247, numero di iscrizione al Registro Imprese di Milano, codice fiscale e partita IVA 03172730966, capitale sociale pari a Euro 750.000,00 (settecentocinquantamila/00) interamente versato (di seguito “MF Power” o la “Società”), è una società attiva nella progettazione, realizzazione e gestione di impianti per la generazione di energia elettrica ed ha attualmente in essere la progettazione e realizzazione di alcuni impianti da fonte eolica in Campania.

I Venditori sono proprietari di 382.500 quote rappresentanti il 51% (cinquantuno per cento) del capitale sociale di MF Power, e segnatamente:

	(i)	Fineldo è proprietaria di 163.950 quote del valore nominale di Euro 163.950,00 (centosessantremilanovecentocinquanta/00) rappresentanti 21,86 % del capitale sociale di MF Power (di seguito la “Quota Fineldo”),

	(ii)	MPE è proprietaria di 218.550 quote del valore nominale di Euro 218.550,00 (duecentodiciottomilacinquecentocinquanta/00) rappresentanti il 29,14 % del capitale sociale di MF Power (di seguito la “Quota MPE” ),

(la Quota MPE e la Quota Fineldo, pari al 51% del capitale sociale di MF Power, sono di seguito congiuntamente definite le “Quote”).

FWI è proprietaria di 367.500 quote del valore nominale di Euro 367.500,00 (trecentosessantasettecinquecento/00) rappresentante il restante 49% del capitale sociale di MF Power (di seguito la “Quota Foster Wheeler”), e pertanto – in quanto Socio che gestisce, congiuntamente con i Venditori, la Società – non ha ritenuto di procedere allo svolgimento di attività di “due diligence” sulla Società medesima.

B)	Attualmente MF Power è titolare dei seguenti progetti eolici situati in Campania:

	(i)	Vallesaccarda (di seguito il “Progetto di Vallesaccarda I” ed il suo ampliamento, di seguito definito il “Progetto di Vallesaccarda II o Ampliamento”). Il progetto di Vallesaccarda I è costituito da 10 aerogeneratori della potenza unitaria di 1,5 MW per un totale di 15 MW, situati nel comune di Vallesaccarda in provincia di Avellino. Il progetto di Vallesaccarda II è costituito da 6 aerogeneratori della potenza unitaria di 1,5 MW per un totale di 9 MW, situati sempre nel comune di Vallesaccarda in provincia di Avellino.

	(ii)	Scampitella (di seguito il “Progetto di Scampitella”). Il Progetto di Scampitella è costituito da 16 aerogeneratori per una potenza totale di 36 MW, situato nel Comune di Scampitella in provincia di Avellino (il Progetto di Vallesaccarda I, il Progetto di Vallesaccarda II e il Progetto di Scampitella sono di seguito definiti i “Progetti”).

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5.

C)	In data 13 novembre 2002, MF Power ha presentato presso la banca SanPaolo IMI S.p.A., quale banca concessionaria del Ministero delle Attività Produttive, n. 2 (due) richieste, finalizzate all’ottenimento dei contributi in conto capitale a fondo perduto previsti dalla legge 22 ottobre 1992, n. 488 (di seguito definite le “Richieste 488”), la prima relativa al Progetto Vallesaccarda I, per un importo pari a Euro 9.360.000,00 (novemilionitrecentosessantamila/00), la seconda relativa al Progetto di Scampitella per un importo pari a Euro 12.986.000,00 (dodicimilioninovecentottantasei/00). Con DM del 23 giugno 2003 il Ministero delle Attività Produttive ha deliberato di erogare, solo con riferimento al Progetto di Vallesaccarda I, l’importa di Euro 6.667.856,00.

D)	Per finanziare complessivamente la realizzazione dei Progetti, i Venditori e FWI hanno proceduto alla capitalizzazione di MF Power (la cui entità esatta sarà soggetta a variazioni in funzione dello sviluppo dei Progetti) tramite differenti mezzi, tra cui una proposta di finanziamento mediante Project Financing il cui relativo contratto è stato sottoscritto con BNP Paribas in data 16 novembre 2005 (di seguito “Il Project Financing).

E)	L’Acquirente ha ottenuto da BNP Paribas il consenso all’operazione di compravendita di cui trattasi, come da comunicazione del 14 dicembre 2005 che si allega sub “A”.

F)	Con riferimento al Progetto di Vallesaccarda I, non si sono ancora verificate le “Condizioni del Progetto di Vallesaccarda I” (di cui alle definizioni) necessarie per la messa in esercizio del parco stesso.

G)	Con riferimento al Progetto di Vallesaccarda II, ad oggi non si sono ancora verificate le “Condizioni dell’Ampliamento” (di cui alle definizioni) necessarie per la messa in esercizio del relativo parco. Inoltre, con riferimento alla convenzione sottoscritta in data 5/6/01 tra il Comune di Vallesaccarda ed MF Power per il Progetto Vallesaccarda II, che prevede tra l’altro la possibilità di installare 6 (sei) aerogeneratori, i Venditori non escludono la possibilità di installarne solo 5 (cinque), dal momento che sono emerse maggiori onerosità in merito alla effettiva possibilità di installare 6 (sei) aerogeneratori.

H)	Con riferimento al Progetto di Scampitella, alla data del Contratto, MF Power ha ottenuto soltanto il certificato di Valutazione Impatto Ambientale e, pertanto, non si sono ancora verificate le “Condizioni del Progetto Scampitella” (di cui alle definizioni) necessarie per l’apertura del relativo cantiere.

I)	Il Contratto si fonda su reciproci obblighi di buona fede a sensi degli artt. 1375 e 1175 c.c. Le Parti intendonoe effettuare la presente compravendita sul presupposto essenziale ed imprescindibile che tutti i permessi, le autorizzazioni, licenze, prescrizioni e quant’altro relative a ciascuno dei Progetti, ancora non pervenute e attualmente in itinere, saranno ottenuti nel più breve tempo possibile e comunque in un lasso di tempo analogo a quello impiegato in situazioni similari. Le Parti, altresì, intendono stipulare il Contratto sul presupposto essenziale ed imprescindibile che le Parti faranno tutto quanto in loro potere affinché per MF Power le Condizioni dei Progetti di Vallesaccarda I e II, nonché del

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Progetto di Scampitella, si verifichino nel più breve tempo possibile, secondo le regole della best pratice applicabili e secondo criteri di convenienza economica.

J)	Le Parti si danno reciprocamente atto che, con lettera del 10 novembre 2005, FWI ha esercitato il diritto di prelazione ad essa spettante sulla base delle seguenti comunicazioni: lettere del 28 settembre, 13 ottobre e 20 ottobre 2005 a firma dei Venditori e le lettere del 6 ottobre e del 19 ottobre 2005 a firma dell’Acquirente.
Le Parti si danno altresì reciprocamente atto che, successivamente al predetto esercizio della prelazione, si sono scambiate la seguente ulteriore corrispondenza: lettere del 18.11.2005, 23.11.2005, 14.12.2005, 20.12.2005, 30.12.2005, 09.01.2006 a firma dei Venditori e lettere del 17.11.2005, 21.11.2005, 05.12.2005, 15.12.2005, 21.12.2005, 03.01.2006 a firma dell’Acquirente.

K)	I Venditori hanno predisposto una situazione patrimoniale pro-forma di MF Power, in conformità alla legge ed ai Principi Contabili applicati da MF Power nei precedenti due esercizi, la quale si allega al Contratto come Allegato B (qui di seguito la” Situazione Patrimoniale”).

TUTTO CIÒ PREMESSO, sulla base delle precedenti premesse che, unitamente agli Allegati, costituiscono parte integrante e sostanziale del Contratto, e delle reciproche pattuizioni, dichiarazioni, garanzie e obbligazioni di seguito riportate, le Parti convengono e stipulano quanto segue.

DEFINIZIONI

Nel Contratto i seguenti termini avranno il significato agli stessi qui di seguito attribuito:

Acquirente è Foster Wheeler Italiana S.p.A.

Aggiustamento del Prezzo ha il significato dell’ art. 3.

Ampliamento o Progetto di Vallesaccarda II ha il significato di cui alla Premessa B).

Atto Notarile è l’atto di cessione delle Quote sottoscritto dinanzi al notaio indicato dall’Acquirente ai sensi dell’ art.1.3.

Bilancio indica il bilancio della Società relativo all’ esercizio sociale chiuso il 31 dicembre 2004.

Closing indica la stipula dell’Atto Notarile, secondo quanto indicato nell’art.1.3.

Condizioni dell’Ampliamento indica l’entrata in esercizio commerciale del relativo impianto, inclusa l’avvenuta accettazione provvisoria dello stesso in assenza di provvedimenti restrittivi in merito alla possibilità di immettere in rete tutta l’energia prodotta.

Condizioni del Progetto Vallesaccarda I indica l’entrata in esercizio commerciale del relativo impianto, inclusa l’avvenuta accettazione provvisoria

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dello stesso in assenza di provvedimenti restrittivi in merito alla possibilità di immettere in rete tutta l’energia prodotta.

Condizioni del Progetto Scampitella indica l’apertura del relativo cantiere, in assenza di provvedimenti restrittivi in merito alla possibilità di immettere in rete tutta l’energia prodotta, con tutte le autorizzazioni necessarie per la costruzione del parco eolico di Scampitella.

Condizioni Sospensive ha il significato di cui all’art. 1.4.

Contratto è il presente contratto ed i suoi allegati.

Giorno/i Lavorativo/i indica ciascun giorno di calendario nel/nei quale/i le aziende di credito ordinario sono di regola aperte al pubblico per l’esercizio della loro attività in Milano.

Gravame indica qualsiasi richiesta, interesse, diritto di opzione, prelazione, veto o altro diritto reale o obbligatorio o qualsiasi privilegio, pegno, ipoteca, garanzia, azione legale come a titolo esemplificativo ma non esaustivo, pignoramenti e/o sequestri iscrizioni o trascrizioni pregiudizievoli, vincolo peso onere o restrizione similare di qualsiasi natura a favore di qualsiasi soggetto.

Importi Netti ha il significato ad esso attribuito nell’art. 2.

MF Power ha il significato ad esso attribuito nella Premessa A).

Quote: n° 382.500 quote di nominali Euro 382.500 pari al 51% del capitale sociale di MF Power

Perdita o Perdite indica passività, sopravvenienze passive, perdite, insussistenze o minusvalenze di attivo di MF Power non indicati nella Situazione Patrimoniale di MF Power o avvenuti dopo la data della Situazione Patrimoniale ma prima della data del Closing.

Posizione Finanziaria Netta indica la differenza tra le voci Attivo Circolante e Debiti (ex art. 2424 c.c.) della Situazione Patrimoniale Finale.

Prezzo ha il significato ad esso attribuito nell’art. 2.1.

Prima Parte del Prezzo ha il significato di cui all’art. 2.5 (i).

Principi Contabili si intendono complessivamente i principi applicati nella redazione degli ultimi due bilanci di MF Power ed in conformità ai principi e le regole dettate dalla legislazione italiana in materia di redazione dei bilanci delle Società Commerciali ed i principi contabili riconosciuti ed applicati dal Consiglio Nazionale dei Dottori Commercialisti e dei Ragionieri.

Progetto di Scampitella ha il significato di cui alla Premessa B) (ii).

Progetto di Vallesaccarda I ha il significato la Premessa B) (i).

Progetto di Vallesaccarda II ha il significato di cui alla Premessa B) (i).

Progetti ha il significato ad esso attribuito nella Premessa B) (ii).

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Project Financing ha il significato ad esso attribuito nella Premessa D).

Quota Fineldo ha il significato ad esso attribuito nella Premessa A) (i).

Quota MPE ha il significato ad esso attribuito nella Premessa A) (ii).

Richieste 488 significa le richieste di contributi indicate nella Premessa C), incluse eventuali integrazioni e/o modifiche delle suddette richieste intervenute prima della data di Closing.

Revisore ha il significato di cui all’art 3.3.

Seconda Parte del Prezzo ha il significato di cui all’art. 2.5 (ii) (a) o (b).

Situazione Patrimoniale indica la situazione patrimoniale pro-forma di MF Power come definita in Premessa K).

Situazione Patrimoniale Finale indica la situazione patrimoniale della società di cui all’art. 3.

Società si riferisce ad MF Power S.r.l..

Terza Parte del Prezzo ha il significato di cui all’articolo 2.5 (iii).

Venditori significa congiuntamente Fineldo e MPE.

1.	OGGETTO

1.1	Nel rispetto dei termini, delle condizioni, delle garanzie e delle dichiarazioni contenute nel Contratto e subordinatamente alle Condizioni Sospensive di cui al successivo art. 1.4, i Venditori, con la sottoscrizione del Contratto s’impegnano a vendere e a trasferire all’Acquirente, che s’impegna ad acquistare, le Quote alla data del Closing.

1.2	Le Quote, che sono nella piena e libera titolarità dei Venditori, eccezion fatta per il pegno costituito in favore di BNP Paribas in relazione all’operazione di Project Financing di cui alla Premessa D), saranno trasferite all’Acquirente libere da ogni altro Gravame e con tutti gli obblighi, i diritti e i benefici ad esse inerenti, compreso il diritto a ricevere dividendi (siano essi dichiarati distribuibili o meno).

1.3	Il Closing avverrà entro 30 (trenta) Giorni Lavorativi dalla data dell’avverarnento delle Condizioni Sospensive davanti ad un Notaio indicato dall’Acquirente, con comunicazione da inviarsi al Venditore almeno 10 (dieci) Giorni Lavorativi prima della data del Closing, a mezzo di raccomandata A/R- anticipata – via fax – contenente la data, l’ora ed il luogo in cui si procederà al trasferimento delle Quote, mediante l’Atto Notarile. Le Parti espressamente dichiarano e garantiscono che l’Atto Notarile verrà sottoscritto al solo fine di perfezionare la cessione delle Quote ai termini di legge e per effettuare i vari depositi e le trascrizioni previste dalla vigente normativa e che tale adempimento non avrà alcun effetto novativo e/o modificativo del

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Contratto, i cui termini e condizioni regoleranno tutti i diritti ed obblighi delle Parti in relazione al trasferimento delle Quote.

1.4	Le Parti si danno reciprocamente atto che il trasferimento delle Quote sarà sospensivamente condizionato al verificarsi delle seguenti condizioni (di seguito le “Condizioni Sospensive”) entro il 30 giugno 2006.

(i) ottenimento dell’autorizzazione alle operazioni contemplate dal Contratto o provvedimento equivalente da parte dell’Autorità Garante della Concorrenza e del Mercato ai sensi di legge “ANTITRUST”, secondo quanto stabilito al successivo art. 11.

(ii) Verifica dell’ avveramento delle Condizioni del Progetto Vallesaccarda I.

1.5	Il godimento delle Quote da parte dell’Acquirente decorrerà dalla data di sottoscrizione dell’Atto Notarile.

2.	PREZZO DI ACQUISTO DELLE QUOTE

2.1	Le Parti si danno reciprocamente atto che il prezzo di cessione delle Quote (di seguito il “Prezzo”) è stato concordato in accordo a quanto stabilito nel successivo art. 2.5 e fatto salvo l’eventuale aggiustamento della Prima Parte ai sensi del successivo art.3, sarà cosi ripartito:

(i) % 42,86 a Fineldo,

(ii) % 57,14 a MPE.

2.2	Il Prezzo è stato dalle Parti determinato e concordato sul presupposto dell’avvenuto verificarsi delle Condizioni dei Progetti di Vallesaccarda I, Vallesaccarda II e di Scampitella. Ne consegue che le Parti si adopereranno in buona fede e con la dovuta diligenza, per quanto di loro competenza, affinché tutte le attività che MF Power dovrà eseguire per l’avveramento di dette Condizioni siano completate nel più breve tempo possibile, ad opera arte, sulla base della best pratice applicata nel settore eolico, secondo criteri di convenienza economica e analogamente alle attività già eseguite per conseguire il verificarsi delle Condizioni del Progetto di Vallesaccarda I. Le Parti riconoscono che le disposizioni sopra indicate rappresentano un presupposto essenziale per la stipula del Contratto.

2.3	Le Parti concordano che il Prezzo e la sua corresponsione sono suddivisi complessivamente in tre parti, come meglio specificato al successivo articolo 2.5. Le Parti convengono e si danno reciprocamente atto altresì che eventuali casi di forza maggiore o di modifiche normative non influiranno sulla determinazione del Prezzo cosi calcolato.

2.4	Il Prezzo è stato anche determinato dalle Parti sul presupposto che i costi che la Società dovrà sostenere dopo il Closing, per le attività finalizzate al verificarsi delle Condizioni del Progetto di Vallesaccarda Il, eccedenti il budget già approvato dalle Parti qui allegato sub 2.4, dovranno essere preventivamente concordati fra le Parti stesse sulla

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base dei principi indicati al precedente art. 2.2. In caso di disaccordo sull’entità di tali costi, questi ultimi saranno a carico dell’Acquirente.

2.5	Il Prezzo, calcolato secondo le modalità che seguono, sarà corrisposto dall’Acquirente ai Venditori al verificarsi delle seguenti condizioni e secondo la tempistica e le modalità di seguito specificate:

	(i)	la “Prima Parte del Prezzo”, pari ad Euro 10.710.000,00 (diecimilioni (i) settecentodiecimila/00) sarà corrisposta dall’Acquirente ai Venditori alla data del Closing, mediante bonifico presso i conti correnti bancari comunicati per iscritto dal Venditori almeno 3 (tre) Giorni Lavorativi prima della data del Closing.

Resta inteso the la Prima Parte del Prezzo è stata calcolata ipotizzando una Posizione Finanziaria Netta della Società pari a zero alla data del Closing e quindi sarà soggetta a modifica sulla base della Situazione Patrimoniale Finale, in accordo a quanto stabilito nel seguente art. 3.

	(ii)	la “Seconda Parte del Prezzo” è stabilita dalle Parti in maniera differente a seconda del verificarsi dei seguenti eventi alternativi tra loro:

(a) complessivi Euro 5.610.000,00 (cinquemilioniseicentodiecimila/00) nel caso in cui vengano installati n. 6 (sei) aerogeneratori. Resta espressamente inteso che dal predetto importo saranno sottratti pro-quota tutti i costi diretti e necessari, contabilizzati dalla Società successivamente al Closing, per la realizzazione del Progetto Vallesaccarda II, fatto salvo quanto stabilito al precedente articolo 2.4. Resta inteso fra le Parti che a copertura dei costi rappresentati dagli oneri finanziari eventualmente contabilizzati da MF Power durante la costruzione e successivamente al Closing, sarà sottratto, a far data dal Closing, pro-quota dalla Seconda Parte del Prezzo un importo forfettario e omnicomprensivo pari a Euro 10.000,00 (diecimila/00) al mese, a prescindere da quale sarà l’effettivo ammontare di tali oneri finanziari;

(b) complessivi Euro 4.675.000,00 (quattromilioniseicentosettantacinquemila/00) nel caso in cui vengano installati solamente n. 5 (cinque) aerogeneratori. Resta espressamente inteso che dal predetto importo saranno sottratti pro-quota tutti i costi diretti e necessari, contabilizzati dalla Società successivamente al Closing, per la realizzazione del Progetto Vallesaccarda II, fatto salvo quanto indicato nel precedente art. 2.4. Resta inteso fra le Parti che a copertura dei costi rappresentati dagli oneri finanziari eventualmente contabilizzati da MF Power durante la costruzione e successivamente al Closing, sarà sottratto, a far data dal Closing, pro-quota dalla Seconda Parte del Prezzo un importo forfettario e omnicomprensivo pari a Euro 10.000,00 (diecimila/00) Euro al mese, a prescindere da quale sarà l’effettivo ammontare di tali oneri finanziari.

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La Seconda Parte del Prezzo, calcolata nel predetto modo, sarà corrisposta dall’ Acquirente ai Venditori entro 10 (dieci) Giorni Lavorativi dal verificarsi delle Condizioni dell’Ampliamento.

(iii) la “Terza Parte del Prezzo” è stabilita dalle Parti in complessivi Euro 3.359.880,00 (tremilionitrecentocinquantanovemilaottocentoottanta/00). Resta espressamente inteso che a tale importo complessivo andranno sommati pro quota tutti i costi contabilizzati dalla Società fino alla data del Closing, per lo sviluppo del Progetto di Scampitella.

Resta, altresì, inteso che qualora i costi complessivi per lo sviluppo del Progetto Scampitella dovessero superare l’importo di Euro 1.000.000,00 (unmilione), l’approvazione delle Parti dovrà avvenire su tutti i singoli costi eccedenti l’importo di Euro 10.000,00 (diecimila). Resta inoltre inteso che, in caso di disaccordo tra le Parti in merito ai suddetti costi, questi ultimi saranno a carico dei Venditori.

Le Parti si danno reciprocamente atto e convengono che qualora risulti da un punto di vista economico oggettivamente di maggiore convenienza per la Società realizzare un decremento della potenza installata del Progetto di Scampitella, rispetto a quella autorizzata, la Terza parte del Prezzo sarà diminuita di un importo pro quota pari ad Euro 183.000,00 (centottantatremila/00) per ogni effettivo MW di potenza installata in meno rispetto ai 36 MW previsti.

La Terza Parte del Prezzo così calcolata sarà corrisposta dall’Acquirente ai Venditori entro 10 (dieci) Giorni Lavorativi dal verificarsi delle Condizioni del Progetto di Scampitella.

Le Parti si impegnano a comunicarsi tempestivamente il verificarsi delle condizioni che faranno sorgere l’obbligo del pagamento della Seconda e della Terza Parte del Prezzo. Le Parti s’impegnano e si obbligano irrevocabilmente a facilitare il più possibile il verificarsi delle condizioni che faranno sorgere l’obbligo del pagamento della Seconda e della Terza Parte del Prezzo.

Nel caso in cui entro il 31 dicembre 2008 le Condizioni dell’Ampliamento e/o le Condizioni del Progetto Scampitella non si siano verificate, né vi sia la ragionevole aspettativa del loro verificarsi a breve, le Parti si incontreranno per discutere in buona fede in merito al proseguimento di detti progetti e quindi per concordare le conseguenti modifiche al Contratto, sulla base di un equo contemperamento dei rispettivi interessi.

Nel caso in cui le Parti, entro un periodo di 3 (tre) mesi, non abbiano trovato alcun accordo, le Parti concordano che il Contratto si intenderà automaticamente risolto per le obbligazioni ed i diritti futuri, rimanendo pienamente valido ed efficace per tutti i diritti e le obbligazioni in essere alla data di risoluzione.

Le Parti concordano che qualora la Società divenga beneficiaria, in una o più soluzioni, di qualunque sovvenzione finanziaria come conseguenza delle Richieste 488, secondo quanto si indica nella Premessa C) del Contratto, l’Acquirente si impegna a corrispondere ai Venditori in aggiunta al Prezzo ulteriori importi pro quota di quelli

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effettivamente percepiti a tale titolo dalla Società (nel senso che il pagamento di tali importi realizzato dalla Società sarà egualmente liberatorio) nel tempo di 30 (trenta) Giorni Lavorativi a partire dalla data in cui la sovvenzione riconosciuta sarà di volta in volta effettivamente percepita dalla Società, successivamente alla data del Closing, una volta scontati tutti i tributi e o le ritenute di natura fiscale o qualunque altra ritenuta che dovrà essere sostenuta dalla Società stessa (dette somme di seguito “Importi Netti”). L’Acquirente si obbliga a notificare tempestivamente al Venditore la concessione o la negazione della sovvenzione derivata dalle Richieste 488 ed a restituire ai Venditori copia del documento certificato della predetta concessione o negazione della sovvenzione e di qualunque altra corrispondenza con l’ Autorità che concede la sovvenzione, in relazione alla stessa, e che possa incidere negativamente sulla effettiva percezione per i Venditori degli importi previsti in questa clausola.

2.6	Inoltre nel caso in cui entro il 31 dicembre 2008 non si siano verificate le Condizioni del Progetto di Scampitella, né vi sia la ragionevole aspettativa del loro verificarsi a breve, e le Parti, secondo quanto previsto al precedente art. 2.5, abbiano deciso di comune accordo di non proseguire detto Progetto, i Venditori saranno obbligati a restituire all’Acquirente, entro 10 (dieci) Giorni Lavorativi dal momento in cui sarà loro richiesto e nella forma che verrà loro indicata, un importo pari Euro 1.000.000,00 (un milione/00) a conguaglio del Prezzo.

3.	AGGIUSTAMENTO DEL PREZZO

Le Parti convengono, inoltre, che la Prima Parte del Prezzo sarà soggetta ad aggiustamento in aumento o in diminuzione (qui di seguito definito l’ “Aggiustamento del Prezzo”) sulla base della differenza tra la Posizione Finanziaria Netta della Società alla data del Closing così come risultante dalla Situazione Patrimoniale Finale, ed una Posizione Finanziaria Netta della Società pari a zero che le Parti hanno assunto come riferimento per la determinazione del Prezzo, così come specificato al precedente articolo 2.5 (i).

Resta altresì inteso che nel calcolo della Posizione Finanziaria Netta alla data del Closing non verranno prese in considerazione le seguenti voci dell’Attivo Circolante (ove applicabile):
	–	crediti per 488 ancora da ricevere (nella misura in cui risulti applicabile il meccanismo di adeguamento prezzo ai sensi dell’articolo 2.5 ultimo comma).

3.1	I Venditori potranno contestare ogni quantificazione esposta nella Situazione Patrimoniale Finale, mediante lettera raccomandata inviata all’Acquirente entro 15 (quindici) Giorni Lavorativi dalla data in cui il Venditore stesso abbia ricevuto la Situazione Patrimoniale Finale, specificando ogni voce in discussione, nonché l’ammontare contestato.

3.2	Nel caso di una tale contestazione l’Acquirente e il Venditore tenteranno di conciliare in via amichevole le loro divergenze e qualsiasi soluzione raggiunta dagli stessi sarà considerata definitiva e vincolante tra le Parti.

3.3	Nel caso in cui le Parti non raggiungano una soluzione bonaria entro 7 (sette) Giorni Lavorativi dalla data di ricezione della lettera di cui al

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precedente art. 3.1, l’Acquirente e il Venditore sottoporranno le contestazioni non risolte all’esame di un revisore scelto di comune accordo dalle Parti, o, in caso di disaccordo, nominato dal Presidente del Tribunale di Milano, su richiesta della parte più diligente. (qui di seguito definito il “Revisore”).

3.4	Il Revisore risolverà le contestazioni sollevate sulla base dei Principi Contabili applicati dalla Società nei precedenti bilanci e in conformità con le leggi applicabili.

3.5	II Revisore agirà ai sensi dell’art. 1349, primo comma, Cod. Civ., quale “arbitratore” e, quindi, entro 30 (trenta) Giorni Lavorativi dalla nomina procederà alla definizione degli elementi eventualmente controversi e la relativa determinazione si intenderà definitiva e vincolante per le Parti, fatti salvi i casi di dolo e colpa grave.

3.6	Laddove un qualche ammontare sia dovuto dai Venditori all’Acquirente, o viceversa, a titolo di Aggiustamento del Prezzo ai sensi del presente articolo, dovrà essere corrisposto entro 10 (dieci) Giorni dalla data in cui le Parti si sono accordate o dalla data in cui il Revisore abbia emesso la propria relazione. Trascorso tale termine, sulle somme cosi determinate decorreranno interessi in misura pari al tasso legale maggiorato di 3 punti.

3.7	Gli oneri ed i costi relativi all’espletamento dell’incarico da parte del Revisore e la loro suddivisione fra le Parti saranno stabiliti dal Revisore, in considerazione del risultato della decisione.

4.	IMPEGNI DELLE PARTI ALLA DATA DEL CLOSING

4.1	Contestualmente alla data del Closing:

(i) i Venditori si impegnano in solido anche ai sensi dell’art. 1381 Cod.Civ. a:

(a) consegnare all’Acquirente le lettere di dimissioni degli amministratori e dei sindaci effettivi e supplenti di MF Power da essi indicati con effetto dalla data di Closing e a mezzo delle quali ciascun amministratore e sindaco dimissionario dichiara che nulla gli è dovuto da MF Power per l’attività di amministratore svolta, ad eccezione di quanto eventualmente dovuto agli amministratori ed ai sindaci sulla base dei compensi pattuiti;

(b) far tenere un’assemblea dei soci di MF Power, per deliberare l’accettazione delle dimissioni di cui al precedente art. 4.1 (a), con il più ampio esonero di responsabilità per gli amministratori uscenti, e nominare contestualmente i nuovi amministratori e sindaci di MF Power;

(c) far sì che la persona designata dall’Acquirente come Amministratore della Società (di seguito “Amministratore”), secondo quanto indicato nel successivo paragrafo (ii) (c) del presente articolo, accetti tale designazione, nonché a far si che detto Amministratore dia le sue dimissioni irrevocabili dalla carica a semplice richiesta dell’Acquirente ed, in ogni

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caso, entro i 5 (cinque) Giorni Lavorativi seguenti la data del pagamento della Terza Parte del Prezzo;

(ii) l’Acquirente s’impegna e si obbliga a:

(a) corrispondere la Prima Parte del Prezzo;

(b) far sì che MF Power compia ogni ulteriore attività che ragionevolmente dovesse rendersi necessaria o opportuna per consentire l’ottenimento integrale delle sovvenzioni a fondo perduto di cui alle Richieste 488;

(c) nominare un Amministratore indicato dai Venditori, il quale agirà conformemente alle direttive impartite dall’Acquirente e sarà pienamente manlevato da ogni e qualsiasi conseguenza pregiudizievole derivante a MF Power S.r.l. dal fatto che tale Amministratore abbia agito nel rispetto delle direttive impartitegli dall’Acquirente.

4.2	Le Parti convengono espressamente e riconoscono l’unitarietà ed inscindibilità delle obbligazioni di cui al precedente articolo, nonostante la loro varietà e pluralità. Le Parti convengono altresi che tutte le azioni e le operazioni di cul al precedente art. 4.1 saranno considerate come una singola operazione così che, a scelta della Parte che vi abbia interesse, nessuna azione od operazione si può considerare compiuta sino a quando tutte le altre azioni ed operazioni non siano state effettuate ai sensi del Contratto. Le Parti riconoscono la natura essenziale della presente disposizione.

5.	DICHIARAZIONI E GARANZIE DEI VENDITORI

5.1	I Venditori dichiarano e garantiscono all’Acquirente che tutte le informazioni ed i dati contenuti nelle o riferiti alle dichiarazioni e garanzie di cui al presente art. 5 sono veritieri e corretti e che nessuna informazione di carattere rilevante di cui solo i Venditori sono a conoscenza in merito ai Progetti è stata sottaciuta all’Acquirente. Le dichiarazioni e garanzie previste nel presente art. 5 sono e saranno veritiere, accurate e complete alla data di sottoscrizione del Contratto ed alla data del Closing, fatta salva ogni eventuale circostanza o situazione delle quali i Venditori vengano a conoscenza o che si verifichino successivamente alla data di sottoscrizione del Contratto e che possano dare luogo a difformità o inadempimenti rispetto alle dichiarazioni e garanzie di cui al presente Art. 5. Resta inteso che i Venditori si impegnano a comunicare prontamente all’Acquirente, comunque entro e non oltre la Data del Closing, ogni eventuale modifica delle dichiarazioni e garanzie rilasciate in forza del Contratto.

In particolare, i Venditori dichiarano e garantiscono quanto segue:

(A)	COSTITUZIONE E CAPACITÀ GIURIDICA DEI VENDITORI

(i) I Venditori sono società debitamente costituite ed iscritte nel registro delle Imprese di Milano e Roma e non si è verificata alcuna causa di scioglimento liquidazione o fallimento né esistono o sono minacciate circostanze che possano dar luogo ai predetti procedimenti.

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	(ii)	I Venditori sono dotati di piena capacità per formalizzare ed adempiere le obbligazioni del presente Contratto che non confliggono con alcuna prescrizione dei propri Statuti Sociali né con alcuna disposizione, legale, amministrativa, accordo, contratto, o impegno significativo per la prosecuzione della Società per le quali si sono obbligati.

	(iii)	I Venditori hanno ottenuto dai propri organi interni tutte le autorizzazioni necessarie per la formalizzazione e l’esecuzione del presente Contratto.

	(iv)	In relazione al presente Contratto, salvo l’autorizzazione di cui all’art. 11, non è necessaria altra autorizzazione.

(B)	COMPOSIZIONE DEL CAPITALE SOCIALE

Il capitale sociale di MF Power è pari ad Euro 750.000,00 i.v. diviso in quote, validamente emesso, sottoscritto ed interamente versato. Non esistono opzioni o altri diritti di qualunque genere che permettano a terze parti di sottoscrivere od acquisire quote delle Società, né alcun diritto sulle stesse. In particolare le Quote, che sono nella piena e libera titolarità dei Venditori, sono libere da qualsiasi richiesta, interesse, diritto di opzione, veto o altro diritto, reale o obbligatorio, di terzi, nonché da qualunque pegno, ipoteca, sequestro, privilegio, vincolo, usufrutto, peso, onere o restrizione similare, di qualsiasi natura e con tutti i diritti e i benefici ad esse inerenti, compreso il diritto a ricevere dividendi (siano essi dichiarati distribuibili o meno), con l’unica eccezione del pegno, costituito in favore di BNP Paribas, di cui all’art. 1.2.

(C)	PARTECIPAZIONE NELLA SOCIETA’

	(i)	Le Quote rappresentano il 51% del capitale della Società sottoscritto e versato e sono del valore nominale di 1 Euro ciascuna.

	(ii)	Non esiste patto tra i Venditori e terzi relativo alla Società e/o al trasferimento delle Quote che vincoli o possa vincolare l’Acquirente o che in altra forma possa pregiudicare la realizzazione del Contratto da parte propria o da parte dei Venditori.

(D)	ASPETTI SOCIETARI E CONTABILI

	(i)	La Società non possiede né direttamente né indirettamente azioni né valori né ha alcuna partecipazione in qualunque società o entità.

	(ii)	I libri societari richiesti dalla legge sono tenuti in conformità alle disposizioni di legge. Tutti i predetti libri si trovano in possesso e sotto il controlio della Società e sono corretti.

	(iii)	I libri societari e i libri contabili ed altri documenti societari sono aggiornati e rispettano i requisiti legali richiesti e contengono dati ed informazioni completi e aggiornati. Tutti i predetti documenti si trovano in possesso e sotto il controllo della

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Società sono corretti e non si è riscontrata alcuna notifica o reclamo di rettifica. I predetti documenti che la Società deve obbligatoriamente avere per legge, sono corretti veritieri perfettamente conformi alle disposizioni di leggi ad essi applicabili.

	(iv)	La Società ha depositato validamente ed efficacemente i suoi documenti contabili annuali nel Registro delle Imprese, dopo essere stati regolarmente approvati dall’Assemblea.

(E)	SITUAZIONE PATRIMONIALE

	(i)	Come Allegato B si allega la Situazione Patrimoniale.

	(ii)	La Situazione Patrimoniale descrive lo stato della Società alla data di riferimento ed è stata redatta in conformità alla legge e ai Principi Contabili, in tutti i loro aspetti rilevanti e riflette fedelmente lo stato patrimoniale e la situazione finanziaria della Società. La Società non ha sopravvenienze attive o passive attuali o potenziali rispetto a terze parti, debiti, beni garanzie e quant’altro che non siano riprodotti nella Situazione Patrimoniale in accordo ai Principi Contabili.

	(iii)	La Società non è incorsa dalla data delta Situazione Patrimoniale in aicun tipo di passività o di responsabilità diversa da quelle derivate dal corso ordinario della sua attività.

(F)	CONTRATTI

	(i)	I Venditori dichiarano che nessun loro dipendente e/o consulente ha assunto in nome e per conto della Società obbligazioni contrattuali o impegni di altra natura in violazione delle procedure di gestione della società concordate ed applicate dalle Parti.

	(ii)	Tutti gli impegni contrattuali dei Venditori nei confronti di MF Power sono stati adempiuti o saranno adempiuti dai Venditori alle rispettive scadenze.

	(iii)	Non ci sono né sono stati minacciati per iscritto azioni o reclami di alcun genere nei confronti della Società relativi a richieste di compensazione o indennizzo per danni e pregiudizi o qualsiasi altra somma da pagare, ad eccezione di quelli comunicati all’Acquirente in ottemperanza alle procedure di gestione della società concordate ed applicate dalle Parti.

	(iv)	La Società non ha dipendenti.

	(v)	Tutti i contratti, gli accordi e gli altri impegni in cui è parte la Società sono validi ed efficaci, la Società e le altre parti di ciascuno dei suddetti contratti hanno adempiuto tutte le obbligazioni che dovevano essere adempiute fino alla data odierna, né la Società né alcuna delle Parti è inadempiente o in ritardo rispetto ai termini di alcuno dei precedenti contratti, e non esiste alcuna condizione né alcun evento che faccia supporre l’inadempimento a uno qualunque dei predetti contratti.

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	(vi)	I Venditori dichiarano che la Società non ha in essere alcun contratto con società facenti parte del Gruppo Merloni, eccezion fatta per il contratto di servizi con MPE del 17 giugno 2005.

	(vii)	I Venditori dichiarano che la Società non vanta alcun credito nei confronti dei Venditori medesimi e che, in particolare, il prestito concesso a Fineldo è stato integralmente rimborsato.

(G)	CAUSE IN CORSO

	(i)	Ad eccezione della causa di opposizione a decreto ingiuntivo n. 647/04 del 16.09.2004, notificato il 27.09.2004 - r.g. 1789/04 pendente avanti il Tribunale di Potenza, non esiste, né è stata minacciata per iscritto alcuna azione, causa giudiziale (includendo senza limite alcuno quelle penali, civili e amministrative) o stragiudiziale, reclamo od arbitrato contro la Società;

	(ii)	la Società non è parte in alcun procedimento contro alcun Amministratore attuale o passato della Società in relazione ad alcuna azione o omissione a causa della quale la Società o il predetto Amministratore, possano essere responsabili in via residuale.

(H)	IMPOSTE E TASSE

	(i)	La Società ha presentato in modo regolare e puntuale tutte le dichiarazioni fiscali e contabili obbligatorie ed ha pagato regolarmente gli oneri relativi alle le stesse. Gli originali o le copie di tutta la documentazione fiscale sono a disposizione, della Società.

	(ii)	La Società ha pagato regolarmente e puntualmente tutte le tasse liquide ed esigibili o ha ottenuto da parte delle Autorità il posticipo del pagamento, così come tutte le tasse le contribuzioni e qualsiasi altro tipo di tributo statale regionale e locale.

	(iii)	La Società ha effettuato correttamente le ritenute corrispondenti ai pagamenti realizzati ed ha proceduto al versamento delle somme ritenute dal Fisco.

	(iv)	Non esiste alcuna obbligazione di natura tributaria, rispetto all’attivo della Società diversa da quelle che sono riportate nel conto annuale e nelle dichiarazioni fiscali presentate dalla Società sino ad oggi.

	(v)	Per il solo fatto della formalizzazione del Contratto non si produrrà alcuna modificazione negativa nella situazione tributaria, nei benefici fiscali e, in generale, nei credit diritti e obblighi di natura fiscale della Società.

	(vi)	La Società non ha in essere alcuna ispezione fiscale ne gli è stato notificato alcun procedimento in merito.

	(vii)	Nel rispetto dei Principi Contabili, la Società ha accantonato tutti gli importi necessari e sufficienti per il pagamento di tutte

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le tasse relative alle sue operazioni incluse quelle che non sono ancora esigibili e quelle il cui pagamento è stato differito.

	(viii)	Tutti i debiti e le obbligazioni della Società in relazione alle tasse o alle Autorità tributarie alla data del Bilancio, sia in qualità di obbligato principale, sia in qualità di entità responsabile in via residuale sono adeguatamente dimostrate o sono coperte da specifiche previsioni nel predetto Bilancio.

(I)	ASSICURAZIONI

	(i)	Le polizze assicurative in essere in favore della Società sono quelle indicate nell’Allegato 5.1.(I).

(ii)

Non esiste alcuna richiesta di indennizzo in relazione alle assicurazioni stipulate dalla Società, eccezion fatta per i Sinistri in corso: rispettivamente n° 012046425 e 012046428 di cui alla Polizza CAR 248752351.

(J)	IMMOBILIZZAZIONI BENI IMMOBILI

	(i)	La Società è proprietaria e nel possesso pacifico della totalità degli immobili, indicati in bilancio, dei quali ha il possesso esclusivo. Ogni somma dovuta ai proprietari degli immobili in locazione a titolo di canone o spese o per qualsiasi altro titolo fino alla data del Closing è stata e sarà regolarmente pagata.

	(ii)	I costi gli oneri le spese di qualunque natura ivi inclusi quelli relativi ad eventuali consulenze con i terzi che la Società dovesse sostenere prima del Closing, o successivamente ma per notifiche ricevute prima del Closing, per conformare ove previsto dalle disposizioni di leggi e regolamenti applicabili, i beni mobili e immobili locati alle disposizioni in materia di sicurezza e protezione, saranno esclusivamente a carico dei Venditori i quali s’impegnano a far si che i suddetti lavori vengano compiuti nei tempi tecnici necessari. Questi ultimi provvederanno direttamente ai relativi pagamenti ovvero provvederanno a rimborsare alla Società a semplice richiesta di questa ultima nel caso in cui siano state compiute anticipazioni da parte della stessa per il compimento delle attività in parola.

(K)	CONFORMITA’ ALLE DISPOSIZIONI DI LEGGE

	(i)	La Società non ha ricevuto alcun reclamo, comunicazione o richiesta scritta da parte di autorità competenti che influisca sulla conduzione della propria attività o che possa diminuirne la redditività o che ne limitino o addirittura ne impediscano la piena disponibilità ed uso dei beni della Società.

(L)	ATTIVITÀ IN ESECUZIONE

	(i)	Dalla data della Situazione Patrimoniale e salvo quanto indicato nel Contratto e/o i suoi Allegati e fino alla data di Closing, le attività della Società sono state compiute o si

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compiranno nella forma ordinaria e con gli stessi criteri utilizzati in precedenza, e non esistano fatti o eventi che possano, isolatamente o congiuntamente con altri, avere un effetto sostanziale avverso nella posizione finanziaria, nel valore netto, nelie attività o nella capacità di produrre benefici alla Società.

(M)	LICENZE

	(i)	La Società non ha ricevuto alcuna notifica, per infrazione o mancanza delle Licenze necessarie per lo sviluppo dei suoi affari vigenti alla data.

(N)	AMBIENTE

	(i)	Alla Società non è stata notificata alla firma di questo Contratto nessun atto sanzionatorio per infrazioni della normativa ambientale.

(O)	ASSENZA DI VINCOLI, CONSENSI DI TERZI ED AUTORIZZAZIONI

	(i)	La sottoscrizione del Contratto e dei documenti collegati allo stesso, la loro esecuzione e l’adempimento delle obbligazioni ivi previste da parte dei Venditori, non comportano la violazione del proprio statuto sociale, l’inadempimento di alcuna obbligazione contrattuale, la violazione di una qualsiasi delibera dei Venditori, decisione, ordine o provvedimento giudiziario od arbitrale, reso nei confronti dei Venditori, né la violazione di provvedimenti normativi o amministrativi, né è in corso alcun procedimento giudiziale o arbitrale alla data del presente Contratto, tale da incidere sulla validità, efficacia ed esecuzione del Contratto.

	(ii)	Salvo quanto indicato all’art. 8 dello Statuto della Società, non sussistono in relazione a quest’ultima diritti o accordi di prelazione, opzione o di altra natura, attualmente validi ed efficaci, che attribuiscano o possano attribuire a terzi e/o altre parti in futuro la facoltà di acquistare o essere invitato ad acquistare, in tutto o in parte, le Quote.

	(iii)	Ad eccezione dell’autorizzazione da parte dell’autorità Antitrust di cui al successivo art. 11 e dell’autorizzazione di cui all’Allegato A, la sottoscrizione del Contratto e dei documenti ad esso collegati, la loro relativa esecuzione e l’adempimento delle obbligazioni ivi previste da parte dei Venditori (i) non richiedono il consenso, l’autorizzazione, l’approvazione, il nulla osta od il rilascio di concessioni o licenze da parte di pubbliche amministrazioni o di privati; (ii) non conferiscono a terzi diritti di recesso o di risoluzione di rapporti contrattuali in essere con la Società; (iii) non comportano la perdita, l’inefficacia, la caducazione od il ritiro di licenze, autorizzazioni o permessi amministrativi rilasciati alla Società; (iv) non violano alcun accordo cui la Società sia vincolata, né alcuna decisione,

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provvedimento giudiziario o arbitrale, ordine o provvedimento reso nei confronti della Società.

	(iv)	Non sussistono patti o accordi di alcun genere, attualmente validi ed efficaci, idonei a conferire a chicchessia il diritto di pretendere indennizzi o avanzare pretese verso la Società per effetto del trasferimento delle Quote ai sensi del Contratto.

6.	DICHIARAZIONI E GARANZIE DELL’ACQUIRENTE – RISARCIMENTO DELL’ACQUIRENTE

6.1	L’Acquirente dichiara e garantisce che:

	(i)	è una società validamente costituita ed esistente e in bonis ai sensi della legge italiana e ha tutti i poteri e l’autorità necessari per sottoscrivere il Contratto e compiere le operazioni previste nello stesso;

	(ii)	la sottoscrizione del Contratto e l’esecuzione delle obbligazioni previste nel medesimo: non violano e non violeranno alcuna legge o regolamento applicabile all’ Acquirente o alcuna disposizione dello statuto dell’Acquirente; e non costituiscono inadempimento di alcun accordo o previsione contrattuale di cui sia parte l’Acquirente;

	(iii)	ha assunto tutte le delibere e ha posto in essere le altre azioni societarie necessarie per conferire ai firmatari del Contratto gli opportuni poteri per sottoscrivere, compiere ed adempiere tutte le obbligazioni previste a carico dell’Acquirente dal Contratto, e per rendere tali disposizioni vincolanti ed efficaci nei confronti dell’Acquirente;

	(iv)	salvo quanto previsto agli articoli 1.4 ed 11, la sottoscrizione del Contratto e l’esecuzione da parte dell’Acquirente delle operazioni previste nel medesimo non richiedono alcuna comunicazione, approvazione o altra autorizzazione di qualunque autorità pubblica o governativa, nazionale o sopranazionale;

	(v)	possiede risorse adeguate, comprese le risorse finanziarie, per adempiere a tutte le obbligazioni assunte dallo stesso ai sensi del Contratto;

	(vi)	non esiste alcuna persona che, per effetto di un qualsiasi contratto o accordo con l’Acquirente, abbia diritto ad una commissione come procacciatore, mediatore o intermediario in relazione a, o in collegamento con, le operazioni previste dal Contratto, e l’Acquirente non ha avuto alcun rapporto relativo alle operazioni previste nel Contratto con alcuna persona che possa richiedere a ciascuno dei Venditori una commissione di intermediazione o un’altra commissione.

6.2	L’Acquirente con la sottoscrizione del Contratto si impegna a tenere totalmente indenne e a manlevare i Venditori da qualsiasi perdita derivante da qualunque violazione delle dichiarazioni e garanzie di cui al presente articolo. La richiesta di indennizzo da parte dei Venditori dovrà essere presentata entro il 31 dicembre 2008, successivamente a

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tale data nessun obbligo di indennizzo sarà in capo all’Acquirente„ fermo restando però che qualunque richiesta o pretesa avanzata dai Venditori nei confronti dell’Acquirente prima della scadenza del termine sopra indicato rimarrà in essere fino alla decisione definitiva in merito alla stessa.

6.3	Le dichiarazioni e garanzie previste nel presente art. 6 sono veritiere, accurate e complete alla data di sottoscrizione del Contratto.

7.	OBBLIGHI DI RISARCIMENTO DEI VENDITORI

7.1	I Venditori si impegnano a risarcire e tenere indenne l’Acquirente, ovvero su richiesta di quest’ultimo, la Società, da qualsivoglia Perdita, danno, passività o spesa (incluse le spese legali) o da conseguenze finanziarie di qualsiasi genere direttamente o indirettamente sostenute o patite dall’Acquirente o dalla Società a seguito di:

	a)	inadempimento da parte dei Venditori al Contratto;

	b)	qualsiasi imprecisione o dichiarazione non veritiera contenuta nelle dichiarazioni e garanzie rilasciate nel precedente art. 5 o negli Allegati del Contratto o qualsiasi violazione delle stesse;

	c)	richieste fondate su obblighi o passività a carico della Società non inseriti nella Situazione Patrimoniale;

	d)	pretese di terzi nei confronti della Società derivanti da atti, omissioni o fatti antecedenti la data del Closing e non comunicati;

	e)	passività effettive o potenziali a carico della Società in essere alla data del Closing e non comunicate.

Resta inteso che il suddetto obbligo non si applicherà a sopravvenienze nascenti da contratti od altri impegni scritti recanti la sottoscrizione di funzionari dell’Acquirente.

7.2	La richiesta dell’Acquirente relativa a risarcimenti eventualmente dovuti ai sensi del presente art. 7 dovrà essere inviata ai Venditori mediante comunicazione scritta entro 15 (quindici) Giorni Lavorativi dalla data in cui l’Acquirente avrà preso conoscenza dell’evento sul quale la richiesta è fondata. Tale comunicazione dovrà essere assistita da ogni possibile elemento anche documentale giustificativo dell’addebito.

7.3	I Venditori disporranno di un termine di 15 (quindici) Giorni Lavorativi dal ricevimento della predetta comunicazione, per contestarla con comunicazione scritta diretta all’Acquirente, restando inteso che la mancata tempestiva contestazione scritta determinerà l’obbligo dei Venditori di effettuare il pagamento oggetto della richiesta entro i 15 (quindici) Giorni Lavorativi successivi alla scadenza del termine per la contestazione, oltre che degli interessi eventualmente maturati.

7.4	In caso di tempestiva contestazione della richiesta di risarcimento ed in difetto di accordo tra le Parti entro i successivi 30 (trenta) Giorni Lavorativi, l’Acquirente avrà facoltà di instaurare un giudizio arbitrale ai sensi del successivo art. 9.

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7.5	Qualora una richiesta di risarcimento sia originata da un’azione o un’eccezione di terzi nei confronti dell’Acquirente e/o della Società, ivi incluse senza limitazione alcuna eventuali autorità amministrative o tributarie, l’Acquirente ed i Venditori gestiranno di comune accordo il relativo contenzioso e l’Acquirente ed i Venditori potranno nominare consulenti e avvocati di loro fiducia. In relazione alla sottoscrizione di eventuali accordi transattivi o all’adozione di decisioni che comportino il riconoscimento e l’assunzione da parte dei Venditori di tutte o parte delle obbligazioni oggetto del contenzioso in essere, laddove i Venditori e l’Acquirente non dovessero trovare un accordo in un tempo ragionevole, i Venditori avranno il diritto di assumere la decisione finale, tenendo comunque in considerazione quanto sostenuto dall’Acquirente anche mediante i propri avvocati e consulenti, salvo il caso in cui l’Acquirente comunichi ai Venditori di volersi assumere tutte o parte delle obbligazioni oggetto del contenzioso in essere. I Venditori potranno avvalersi, a proprie esclusive spese, di leggi sopravvenute e/o sanatorie per la risoluzione delle controversie.

7.6	Resta inteso che il diritto di ottenere il risarcimento ai sensi del presente art. 7 esclude qualsiasi altro diritto, azione, rimedio, pretesa o mezzo di tutela a disposizione dell’Acquirente in relazione alla violazione da parte dei Venditori delle dichiarazioni e garanzie rilasciate ai sensi del Contratto, incluso il diritto di risolvere il Contratto.

7.7	L’obbligo di risarcimento a cui potrà avere diritto l’Acquirente in forza del presente art. 7 non dovrà comunque eccedere il 50% del Prezzo pagato alla data in cui la richiesta di risarcimento è stata effettuata.

7.8	Nessun indennizzo sarà dovuto dai Venditori all’Acquirente sino a che l’importo complessivo delle richieste di indennizzo non superi Euro 100.000,00= (centomila), fermo restando che, al superamento di tale importo, i Venditori saranno tenuti ad indennizzare l’Acquirente solo per la parte eccedente il predetto importo.

7.9	I Venditori non saranno tenuti ad indennizzare l’Acquirente per singole richieste di indennizzo inferiori a Euro 1.000,00 (mille/00).

7.10	Con riferimento all’obbligo di risarcimento di cui al presente art. 7 i Venditori saranno obbligati in via solidale nei confronti dell’Acquirente.

7.11	La richiesta di risarcimento da parte dell’Acquirente dovrà essere presentata entro il 31 dicembre 2008. Successivamente a tale data, nessun obbligo di risarcimento sarà in capo ai Venditori, fermo restando però che qualunque richiesta o pretesa avanzata dall’Acquirente nei confronti dei Venditori prima della scadenza del termine sopra indicato rimarrà in essere fino alla decisione definitiva in merito al.la stessa.

8	VARIE E OBBLIGO DI RISERVATEZZA

8.1	La documentazione originale relativa a MF Power in possesso dei Venditori sarà resa disponibile per l’Acquirente presso la sua sede a partire dal 10° (decimo) Giorno Lavorativo successivo alla data di sottoscrizione del Contratto per il ritiro della stessa da parte dell’Acquirente il quale si impegna a ritirarla nei successivi 15 (quindici) Giorni Lavorativi dietro sottoscrizione della relativa quietanza e

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anticipando tale ritiro con una comunicazione via telefax inviata al Venditore almeno 24 ore prima del previsto ritiro.

8.2	Il Contratto, unitamente agli Allegati, che ne formano parte integrante, costituisce l’intero accordo delle Parti relativamente all’oggetto de quo, e supera e annulla ogni altro eventuale precedente accordo verbale o scritto tra le Parti riferito allo stesso oggetto. Qualunque modifica del Contratto o qualunque ulteriore obbligazione assunta da una Parte in relazione all’oggetto de quo sarà vincolante solo se comprovata per iscritto e sottoscritta dai rappresentanti validamente autorizzati delle Parti.

8.3	Salvo i casi di decadenza previsti nel Contratto, il mancato esercizio di un diritto spettante a una Parte ai sensi del Contratto non sarà interpretato come una rinuncia alla facoltà di avvalersi di tale diritto in un momento futuro o come una rinuncia a un qualunque altro diritto spettante a quella Parte ai sensi del Contratto.

8.4	Nel caso di invalidità o inefficacia di qualsiasi disposizione del Contratto, o di parte della stessa, le altre parti del Contratto conserveranno la loro validità ed efficacia. In tal caso, le Parti saranno obbligate a negoziare in buona fede la sostituzione delle disposizioni o delle parti affette da invalidità o inefficacia, mediante pattuizioni aventi sostanzialmente Io stesso effetto con riguardo alla materia e agli obiettivi del Contratto, salvo che non operi l’inserzione automatica di norme imperative ai sensi dell’art. 1419 del codice civile.

8.5	Ciascuna delle Parti sopporterà tutte le spese ed i costi relativi ai propri consulenti legali, contabili, finanziari o di altra natura, per attività prestate ai fini della predisposizione e negoziazione del Contratto e degli accordi che dovranno essere sottoscritti in esecuzione o in correlazione allo stesso. Nessuno di tall costi sarà addebitato a MF Power.

8.6	Le Parti dovranno mantenere, e dovranno fare sì che i propri funzionari, amministratori, dipendenti e consulenti, mantengano il più stretto riserbo e confidenzialità in merito al Contratto.

Per quanto riguarda i Progetti, il suddetto obbligo di confidenzialità sarà mantenuto da entrambe le Parti fino al Closing, fermo restando l’obbligo dei Venditori di non divulgare qualsiasi informazione relativa ai Progetti medesimi.

8.7	Ogni comunicazione da effettuarsi ai sensi del Contratto dovrà essere effettuata per iscritto per lettera raccomandata a.r., o a mezzo corriere, o via telefax, confermato da lettera raccomandata a.r., ai seguenti indirizzi, o a quelli successivamente indicati per iscritto con le stesse modalità da una Parte all’altra:

(i) se a Fineldo:

Fineldo S.p.A. Via della Scrofa, 64 00186 Roma Attn. Dott. Andrea Uncini Fax: 06-6839.6349

(ii) se a MPE:

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MPE S.p.A. Viale Certosa 247 20151 Milano Attn. Ing. Carmine Biello Fax: 02-3070.2571

(iii) se all’Acquirente:

FOSTER WHEELER ITALIANA S.p.A. Via S. Caboto, 1 20094 Corsico (Milano) Attn. Ing. Umberto della Sala Fax: 02-4486.3043

8.8	Le comunicazioni si intenderanno ricevute nel momento in cui giungerà all’indirizzo del destinatario la lettera raccomandata (anticipata via fax) o il corriere contenente la Comunicazione.

8.9	I titoli degli articoli contenuti nel Contratto sono adottati a soli fini di chiarezza espositiva e, pertanto, non costituiscono parte integrante del Contratto né potranno essere utilizzati ai fini della sua interpretazione.

8.10	Il Contratto e gli Allegati al Contratto sono sottoscritti in triplice copia, ciascuna delle quali da considerarsi come un originale, ma che congiuntamente costituiranno un unico strumento.

9.	LEGGE APPLICABILE E CLAUSOLA COMPROMISSORIA

9.1	Il Contratto e i documenti sottoscritti ai sensi dello stesso, saranno disciplinati, eseguiti e interpretati ai sensi della legge italiana.

9.2	Qualsiasi controversia fra le Parti derivante dall’interpretazione ed esecuzione Contratto, e da ogni atto ad esso conseguente o connesso sarà risolta in maniera definitiva ai sensi del Regolamento Arbitrale Nazionale della Camera Arbitrale Nazionale e Internazionale di Milano da un collegio di 3 (tre) arbitri che opereranno secondo quanto stabilito da tale Regolamento, che le Parti dichiarano di conoscere e accettare integralmente. AI fine del procedimento arbitrale i Venditori saranno considerati un’unica parte. Ciascuna parte avrà diritto di nominare un arbitro ciascuno, mentre il terzo arbitro, che sarà il presidente del Collegio, sarà nominato di comune accordo dai due arbitri nominati dalle Parti ovvero, in mancanza di tale accordo, dal Presidente del Tribunale di Milano su richiesta della parte più diligente. Gli arbitri applicheranno la legge italiana e renderanno il proprio lodo in via rituale e secondo diritto. La sede dell’arbitrato sarà Milano. I costi dell’arbitrato saranno sostenuti secondo quanto deciso dal collegio arbitrale.

10.	IMPOSTE E TASSE

Qualunque imposta di bollo, di registrazione, le spese notarili afferenti al contratto di cessione di Quote verranno sopportate in misura paritaria tra le Parti. Le spese di bollo e di registrazione dovute in caso d’uso saranno sopportate dalla Parte che ne farà richiesta al competente ufficio. Le imposte e le tasse derivanti dal trasferimento

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delle quote graveranno su ciascuna delle Parti come per legge.

11.	ANTITRUST

11.1	Le Parti, se richiesto dalle disposizioni normative applicabili, provvederanno ad effettuare, entro 7 (sette) Giorni Lavorativi dalla sottoscrizione del Contratto, la comunicazione della compravendita delle Quote alla Commissione Europea, qualora l’operazione abbia rilevanza comunitaria, ovvero alle competenti autorità per la tutela della concorrenza e del mercato degli Stati Membri nonché dei paesi al di fuori dell’Unione Europea sulla base della cui legislazione fosse obbligatoria la comunicazione della compravendita delle Quote. A tal fine, i Venditori si impegnano a fornire e far fornire tempestivamente all’Acquirente ed all’autorità interessata tutte le informazioni ed i dati necessari (inerenti la Società, o comunque di competenza di Venditori) in modo esatto, completo e veritiero.

11.2	L’obbligo delle Parti di procedere al trasferimento delle Quote è sospensivamente condizionato al verificarsi di uno dei seguenti eventi, alternativi tra loro:

	a)	il decorso del termine previsto dalla normativa applicabile senza che l’autorità interessata abbia comunicato l’inizio dell’istruttoria prevista; ovvero

	b)	la comunicazione da parte di detta autorità di non ritenere necessario avviare l’istruttoria;

11.3	Le Parti si impegnano a notificarsi prontamente ogni comunicazione ricevuta dall’autorità interessata e a collaborare per presentare tutta l’eventuale documentazione richiesta dall’Autorità competente.

11.4	Qualora, nonostante l’impegno delle Parti, non si sia verificata la condizione di cui all’art. 11.2 nel termine di 30 Giorni Lavorativi dalla notifica della comunicazione di cui all’art. 11.1:

	a)	Le Parti si consulteranno immediatamente tra loro e faranno del loro meglio al fine di superare eventuali impedimenti all’avveramento della condizione;

	b)	in particolare, qualora per la concessione della predetta autorizzazione siano richieste da parte dell’autorità competente modifiche ai termini e condizioni previsti dal Contratto, le Parti si obbligano a negoziare in buona fede ed a concordare tall modifiche, purché le stesse non comportino una sostanziale variazione- delle pattuizioni qui contenute o notevoli aggravi economici o finanziari, o significativi maggiori rischi a carico di una o più delle Parti o della Società.

11.5	Qualora la condizione sospensiva di cui al presente art. 11 non si sia comunque verificata entro il 30 giugno 2006, ovvero la competente autorità sia disposta ad autorizzare l’Operazione condizionandola al rispetto di prescrizioni troppo onerose per l’Acquirente, il Contratto dovrà considerarsi automaticamente privo di ogni efficacia e le Parti saranno liberate da ogni residuo obbligo nascente dallo stesso, senza che alcuna delle Parti possa vantare diritti o pretese nei confronti dell’altra a qualsiasi titolo o ragione.

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Milano, 31 gennaio 2006

FINELDO S.p.A

/s/ Gian Oddone Merli

MPE S.p.A

/s/ Carmine Biello

FOSTER WHEELER ITALIANA S.p.A

/s/ Giovanni Franco Brustia